PROSPECTUS                                      Filed Pursuant to Rule 424(b)(2)

                                                      Registration No. 333-59338

                           FIRST SECURITY GROUP, INC.

                             Up to 3,000,000 Shares
                                of Common Stock

                           -------------------------

     We are offering for sale to the general public up to 3,000,000 shares of our common stock at a price of $10.00 per share. The purpose of this offering is to raise funds for future growth. This offering will terminate 100 days after the date of this prospectus although we may extend this offering for one 30 day period in our discretion.

     This is the initial public offering of our common stock, and there currently is no public market for our common stock. The market price of our common stock after this offering may be higher or lower than the public offering price. No underwriters are involved in this offering, and we presently do not intend to apply for listing of our common stock on any national securities exchange or for trading with Nasdaq. No minimum number of shares is required to be sold and no subscription proceeds will be held in escrow. Shares will be issued promptly after subscription.

     INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                                                                ESTIMATED    PROCEEDS TO
                                                              PRICE TO PUBLIC   EXPENSES*   FIRST SECURITY
                                                              ---------------   ---------   --------------
Per Share...................................................    $     10.00     $   0.10     $      9.90
Total.......................................................    $30,000,000     $305,600     $29,694,400

-------------------------

* Offers and sales of our common stock will be made on behalf of First Security by our directors and executive officers. These directors and executive officers will not receive special compensation, commissions, or other monies for such activities, but may be reimbursed for reasonable expenses. This number also includes legal, accounting, printing, and postage costs related to this offering. Per share data assumes sale of the maximum number of shares of our common stock offered.

OUR COMMON STOCK IS NOT A DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY. NEITHER THE SEC, THE FDIC, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 June 14, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Special Note Regarding Forward-Looking Statements...........    9
Use of Proceeds.............................................   10
Capitalization..............................................   11
Market Information and Dividends............................   11
Dilution....................................................   13
The Offering................................................   14
Our Company.................................................   15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   44
Management and Principal Shareholders.......................   47
Executive Compensation......................................   51
Certain Transactions........................................   54
Supervision and Regulation..................................   55
Shares Eligible for Future Sale.............................   65
Description of First Security's Common Stock................   66
Legal Matters...............................................   69
Experts.....................................................   69
Indemnification.............................................   69
Additional Information......................................   69

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospectus may have changed since that date.

     In this prospectus, "First Security," "FSG," "we," "us," and "our" refer to First Security Group, Inc.

                               PROSPECTUS SUMMARY

     The following is a summary of the contents of this prospectus. It does not contain all the information that may be important to you. We urge you to read this entire prospectus, including our financial statements and the notes to these statements, before making an investment decision. You should also carefully consider the information set forth under "Risk Factors."

FIRST SECURITY GROUP, INC.

     First Security is a Tennessee corporation that is a bank holding company under the Bank Holding Company Act of 1956, as amended. We own all of the outstanding common stock of Dalton Whitfield Bank, a Georgia bank, and Frontier Bank, a Tennessee bank. Dalton Whitfield Bank and Frontier Bank commenced operations on September 16, 1999 and June 26, 2000, respectively. Dalton Whitfield Bank and Frontier Bank are primarily engaged in retail and commercial banking and mortgage lending and both banks are members of the FDIC, and their deposits are insured by the FDIC. As of March 31, 2001, First Security had consolidated assets of approximately $232.2 million, consolidated deposits of approximately $193.7 million, and consolidated shareholders' equity of approximately $30.9 million.

OUR MARKET AREA AND STRATEGY

     Our primary market area is Whitfield County, Georgia and Hamilton, Monroe, McMinn, and Loudon Counties, Tennessee. We contemplate serving the banking and financial needs of the various communities in and around the Interstate Highway 75 corridor between Cartersville, Georgia and Knoxville, Tennessee, although we will not limit ourselves to this corridor if attractive opportunities arise. These communities are primarily served by branches of large regional and national financial institutions headquartered outside of the area. As a result, we believe these markets need a locally-owned and operated financial institution managed by people in and from the communities served.

     We offer personalized and flexible banking services to the communities in our market area and are able to react quickly to changes in those communities. We also offer products tailored to the specific needs of our communities.

OUR BOARD OF DIRECTORS AND MANAGEMENT

     Our directors are Rodger B. Holley, Larry R. Belk, Clayton Causby, Kenneth
C. Dyer, III, Douglas F. Heuer, III, Ralph L. Kendall, and D. Ray Marler. Collectively, our directors have more than 128 years of banking experience. Our directors represent local business persons and banking professionals, each having strong ties and familiarity with the communities in which we operate.

     Our management team is Rodger B. Holley (Chairman, Chief Executive Officer, and President of First Security), William L. Lusk, Jr. (Secretary, Chief Financial Officer, and Executive Vice-President of First Security), Larry R. Belk (Regional President of Frontier Bank), Kenneth C. Dyer, III (Regional President of Frontier Bank), and J. Alan Wells (President of Dalton Whitfield
Bank). Collectively, our management team has more than 109 years of banking experience and are proven professionals in community banking.

OUR PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 817 Broad Street, Chattanooga, Tennessee 37402, and our telephone number is (423) 308-2000.

THIS OFFERING

     This is the initial public offering of our common stock. We are offering up to 3,000,000 shares of our common stock to the general public at a price of $10.00 per share. No minimum number of shares is required to be sold and we will not be using an escrow agent for the proceeds of this offering. This offering will terminate 100 days after the date of this prospectus although we may extend this offering for one 30 day period in our discretion. We will use the proceeds of this offering for general corporate purposes, including capital to support future growth and possible acquisitions of other banking and banking-related companies.

     Our directors and executive officers, including those at the bank level, currently intend to subscribe for approximately 34,500 shares of our common stock in this offering.

HOW TO PURCHASE SHARES

     You may purchase shares of our common stock by completing the Subscription Agreement that accompanies this prospectus and then returning it, together with full payment for the shares you have agreed to purchase, to us at the address provided in "The Offering."

STOCK SPLIT

     All of First Security's share and per share data has been retroactively adjusted for a 13 for 10 stock split in the form of a stock dividend effected on April 15, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data presented below is derived from the consolidated financial statements of First Security and Colonial Bank from whom Dalton Whitfield Bank purchased certain assets and assumed certain liabilities of Colonial Bank's three Dalton, Georgia branches in September 1999. The financial statements of the three purchased Colonial Bank branches in Dalton, Georgia and of First Security for the four months ended December 31, 1999 and the year ended December 31, 2000 have been audited by Joseph Decosimo and Company, LLP. First Security's financial statements for the three month periods ended March 31, 2000 and 2001 are unaudited but include all adjustments, consisting of only normal adjustments, necessary for a fair presentation of the results for the unaudited period. You should not rely on interim results as being indicative of results we may expect for the full year. The financial statements of the purchased Colonial Bank branches in Dalton, Georgia for the year ended December 31, 1998 and the eight months ended August 31, 1999 and the consolidated financial statements of First Security are included in another part of this prospectus. You should read the selected consolidated financial data together with our historical financial statements and the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The data shown under "Colonial Bank Branches" includes banking operations conducted by Colonial Bank in Dalton, Georgia prior to our acquisition of these three branches in September 1999. The data shown under "Colonial Bank Branches" also includes banking operations of D/W Bankshares, Inc. which operated these branches and which was acquired by Colonial in January 1997.

                                            COLONIAL BANK BRANCHES                     FIRST SECURITY
                           ---------------------------------------------------------   ------------
                           FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    EIGHT MONTHS   FOUR MONTHS
                              ENDED          ENDED          ENDED          ENDED          ENDED
                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                               1996           1997           1998           1999           1999
                           ------------   ------------   ------------   ------------   ------------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross interest income....    $ 10,515       $  8,792       $  7,216       $  4,365       $  2,348
Gross interest expense...       4,875          4,214          3,363          1,987            812
                             --------       --------       --------       --------       --------
Net interest income......       5,640          4,578          3,853          2,378          1,536
Provision for loan
 losses..................         492            520            300            280              0
                             --------       --------       --------       --------       --------
Net interest income after
 provision...............       5,148          4,058          3,553          2,098          1,536
Noninterest income.......         911            882            956            541            176
Noninterest expense......       3,846          3,454          3,401          1,905          2,542
                             --------       --------       --------       --------       --------
Pretax income (loss).....       2,213          1,486          1,108            734           (830)
Income tax expense
 (benefit)...............         744            534            421            279           (315)
                             --------       --------       --------       --------       --------
Net income (loss)........    $  1,469       $    952       $    687       $    455       $   (515)
                             ========       ========       ========       ========       ========
PER COMMON SHARE:
Basic earnings (loss)....         N/A            N/A            N/A            N/A       $  (0.13)
Diluted earnings
 (loss)..................         N/A            N/A            N/A            N/A       $  (0.13)
Cash dividends
 declared................         N/A            N/A            N/A            N/A       $   0.00
Book value (shareholders'
 equity).................         N/A            N/A            N/A            N/A       $   7.55
AT PERIOD END:
Loans....................      71,152         67,264         70,805         61,502         69,724
Earning assets...........     125,001         91,883         78,324         94,874         92,843
Assets...................     135,004        105,988         94,184        108,193        110,511
Deposits.................     124,466         87,795         74,826         91,791         74,885
Shareholders' equity.....      12,006         12,904         13,591         14,046         31,016
Shares
 outstanding -- basic....         N/A            N/A            N/A            N/A          4,106
Shares
 outstanding -- diluted..         N/A            N/A            N/A            N/A          4,106

                                       FIRST SECURITY
                           ------------------------------------------
                           FISCAL YEAR    THREE MONTHS   THREE MONTHS
                              ENDED          ENDED          ENDED
                           DECEMBER 31,    MARCH 31,      MARCH 31,
                               2000           2000           2001
                           ------------   ------------   ------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross interest income....    $11,824        $  2,188       $  4,376
Gross interest expense...      5,510             953          2,183
                             -------        --------       --------
Net interest income......      6,314           1,235          2,193
Provision for loan
 losses..................        811               0            278
                             -------        --------       --------
Net interest income after
 provision...............      5,503           1,235          1,915
Noninterest income.......      1,088             199            499
Noninterest expense......      7,504           1,507          2,256
                             -------        --------       --------
Pretax income (loss).....       (913)            (73)           158
Income tax expense
 (benefit)...............       (347)            (28)            65
                             -------        --------       --------
Net income (loss)........    $  (566)       $    (45)      $     93
                             =======        ========       ========
PER COMMON SHARE:
Basic earnings (loss)....    $ (0.14)       $  (0.01)      $   0.02
Diluted earnings
 (loss)..................    $ (0.14)       $  (0.01)      $   0.02
Cash dividends
 declared................    $  0.00        $   0.00       $   0.00
Book value (shareholders'
 equity).................    $  7.45        $   7.54       $   7.52
AT PERIOD END:
Loans....................    152,913          87,134        179,141
Earning assets...........    177,461         113,397        211,389
Assets...................    199,552         129.597        232,245
Deposits.................    162,514          91,323        193,696
Shareholders' equity.....     30,594          30,971         30,878
Shares
 outstanding -- basic....      4,106           4,106          4,106
Shares
 outstanding -- diluted..      4,106           4,106          4,106

                                            COLONIAL BANK BRANCHES                     FIRST SECURITY
                           ---------------------------------------------------------   ------------
                           FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    EIGHT MONTHS   FOUR MONTHS
                              ENDED          ENDED          ENDED          ENDED          ENDED
                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                               1996           1997           1998           1999           1999
                           ------------   ------------   ------------   ------------   ------------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
AVERAGE BALANCES:
Loans....................      77,344         66,276         66,917         67,064         48,439
Earning assets...........     125,001        103,567         84,133         80,944         80,186
Assets...................     135,004        120,496*       100,058*       101,161*        96,028
Deposits.................     121,662        100,491         79,814         78,132         61,673
Stockholders' equity.....      11,586         12,455*        13,248*        13,819*        30,822
Shares
 outstanding -- basic....         N/A            N/A            N/A            N/A          4,106
Shares
 outstanding -- diluted..         N/A            N/A            N/A            N/A          4,106
KEY RATIOS:
Return on average
 assets..................        1.09%          0.79%          0.69%          0.45%         -0.54%
Return on average
 stockholders' equity....       12.68%          7.64%          5.19%          3.29%         -1.67%
Net interest margin,
 taxable equivalent......        4.59%          4.42%          4.58%          4.41%          4.56%
Efficiency ratio**.......        58.7%          63.3%          70.7%          65.3%         148.5%
Dividend payout ratio....         N/A            N/A            N/A            N/A           0.00%
Average equity to average
 assets..................         8.6%          10.3%          13.2%          13.7%          28.1%
Nonperforming assets to
 total assets***.........         N/A            N/A           0.79%          0.09%          0.23%
Nonperforming assets to
 loan loss reserve***....         N/A            N/A          63.47%          7.67%         24.12%

                                       FIRST SECURITY
                           ------------------------------------------
                           FISCAL YEAR    THREE MONTHS   THREE MONTHS
                              ENDED          ENDED          ENDED
                           DECEMBER 31,    MARCH 31,      MARCH 31,
                               2000           2000           2001
                           ------------   ------------   ------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
AVERAGE BALANCES:
Loans....................    107,483          79,401        164,453
Earning assets...........    132,377         105,669        197,466
Assets...................    150,308         120,659        218,401
Deposits.................    114,239          85,030        180,784
Stockholders' equity.....     30,754          30,847         30,819
Shares
 outstanding -- basic....      4,106           4,106          4,106
Shares
 outstanding -- diluted..      4,106           4,106          4,106
KEY RATIOS:
Return on average
 assets..................      -0.38%          -0.04%          0.04%
Return on average
 stockholders' equity....      -1.84%          -0.15%          0.30%
Net interest margin,
 taxable equivalent......       4.77%           4.70%          4.50%
Efficiency ratio**.......      101.4%          105.1%          83.8%
Dividend payout ratio....       0.00%           0.00%          0.00%
Average equity to average
 assets..................       15.3%           25.6%          13.3%
Nonperforming assets to
 total assets***.........       0.06%           0.00%          0.05%
Nonperforming assets to
 loan loss reserve***....       5.66%           0.19%          5.06%

-------------------------

  * Average computed by adding end of period for current year and prior year and dividing by two.

 ** Ratio determined by dividing Noninterest Expense by the sum of Net Interest
    Income and Non Interest Income.

*** Colonial Bank did not separately allocate these to the three Dalton
    Branches.

                   PRO FORMA STATEMENT OF OPERATIONS FOR 1999

     The following unaudited pro forma statement of operations for the year ended December 31, 1999 has been derived from the audited financial statements of the three Colonial Bank branches in Dalton, Georgia for the eight months ended August 31, 1999 and the audited financial statements of First Security for the four months ended December 31, 1999. The following unaudited pro forma statement of operations has also been adjusted to give effect to First Security's purchase of Colonial Bank's three Dalton, Georgia branches as if this acquisition had occurred on January 1, 1999. This branch purchase was accounted for using the purchase method of accounting. The pro forma information included in this prospectus does not purport to represent what First Security's results of operations would actually have been had the branch purchase occurred on January 1, 1999. The pro forma statement of operations should be read in conjunction with the statement of operations of the three purchased Colonial Bank branches for the eight months ended August 31, 1999 and First Security's statement of operations data for the four months ended December 31, 1999, both of which are included elsewhere in this prospectus and have been audited by Joseph Decosimo and Company, LLP, independent public accountants.

                                     COLONIAL BANK
                                       BRANCHES      FIRST SECURITY
                                      (8 MONTHS)       (4 MONTHS)     COMBINED   ADJUSTMENTS     PRO FORMA
                                     -------------   --------------   --------   -----------   --------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross interest income..............     $4,365           $2,348        $6,713      $ (315)*    $        6,398
Gross interest expense.............      1,987              812         2,799         315*              2,484
                                        ------           ------        ------      ------      --------------
Net interest income................      2,378            1,536         3,914                           3,914
Provision for loan losses..........        280                0           280                             280
                                        ------           ------        ------      ------      --------------
Net interest income after
  provision........................      2,098            1,536         3,634                           3,634
Noninterest income.................        541              176           717                             717
Noninterest expense................      1,905            2,542         4,447         319**             4,766
                                        ------           ------        ------      ------      --------------
Pretax income (loss)...............        734             (830)          (96)       (319)               (415)
Income tax expense (benefit).......        279             (315)          (36)       (121)               (157)
                                        ------           ------        ------      ------      --------------
Net income (loss)..................     $  455           $ (515)       $  (60)     $ (198)     $         (258)
                                        ======           ======        ======      ======      ==============
PER COMMON SHARE
Basic earnings (loss)..............        N/A            (0.13)          N/A                           (0.22)***
Diluted earning (loss).............        N/A            (0.13)          N/A                           (0.22)***
Cash dividends declared............        N/A             0.00           N/A                             N/A
Book value.........................        N/A             7.55           N/A                             N/A

-------------------------

  * Reflects the elimination of interest income earned by First Security on its deposit with Colonial Bank during the eight month period ended August 31, 1999.

 ** Reflects a full year effect of increased depreciation associated with the write-up of the basis of assets acquired in First Security's purchase of Colonial Bank's three Dalton, Georgia branches and amortization expense related to the goodwill associated with this branch purchase.

*** Based on 1,197,583 weighted average shares outstanding for the year.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision.

     Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE HAD A SHORT OPERATING HISTORY AND ONLY RECENTLY BECAME PROFITABLE

     First Security was incorporated in February 1999. Dalton Whitfield Bank was chartered in September of that year, and Frontier Bank was chartered in June 2000. We have experienced rapid growth throughout our relatively short operating history. Our first profitable quarter ended on March 31, 2001. Our rapid growth has placed and will continue to place demands on our management and other resources, and we can provide no assurances as to future profitability.

AS A COMMUNITY BANK, WE HAVE DIFFERENT LENDING RISKS THAN LARGER BANKS

     We provide services to our local communities. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to individuals and small to medium-sized businesses, which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

     We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of the allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, profitability, or financial condition.

OUR NET INTEREST INCOME MAY FLUCTUATE SIGNIFICANTLY BASED ON CHANGES IN INTEREST RATES WHICH ARE BEYOND OUR CONTROL

     Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits. Market interest rates for loans, investments, and deposits are highly sensitive to many factors beyond our control. These factors include competition, general economic conditions, and the policies of various government and regulatory authorities.

     Changes in interest rates may cause significant changes, up or down, in our net interest income. At any given time, our assets and liabilities will be affected differently by a change in interest rates. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

OUR PLANS FOR GROWTH AND EXPANSION MAY NOT BE SUCCESSFUL

     We expect to use proceeds from this offering to expand by establishing branches, seeking new business through our existing offices, and through acquisitions of other financial institutions. We are continuously seeking to acquire other financial institutions or parts of such institutions. We may also consider and enter into new lines of business which may include, among other possibilities, wealth management, securities and insurance brokerage, and finance company lending. We will incur substantial costs to expand, and we can give no assurance that such expansion will result in the levels of profits we seek. Acquisitions involve risks and uncertainties as to whether we can effectively integrate the acquired operations and realize anticipated economies, synergies and operating results.

WE FACE STRONG COMPETITION FROM LARGER, MORE ESTABLISHED COMPETITORS

     The banking business is highly competitive, and we experience strong competition from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other financial institutions operating in our primary market areas and elsewhere.

     We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established and much larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our markets, we may face a competitive disadvantage as a result of our smaller size and lack of geographic diversification.

     Although we compete by concentrating our marketing efforts in our primary market area with local advertisements, personal contacts, and greater flexibility in working with local customers, we can give no assurance that this strategy will be successful.

WE ARE SUBJECT TO THE LOCAL ECONOMIES IN WHITFIELD COUNTY, GEORGIA AND HAMILTON, MONROE, MCMINN, AND LOUDON COUNTIES, TENNESSEE

     Our success depends upon the growth in population, income levels, deposits, and housing starts in our primary market areas. If the communities in which Dalton Whitfield Bank and Frontier Bank operate do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. As a community bank, we are unable to spread the risk of unfavorable local economic conditions as a larger or more regional bank may be able to do. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

WE ARE SUBJECT TO EXTENSIVE REGULATION THAT COULD LIMIT OR RESTRICT OUR ACTIVITIES AND IMPOSE FINANCIAL REQUIREMENTS OR LIMITATIONS ON THE CONDUCT OF OUR BUSINESS

     We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and may limit our growth and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capital requirements of our regulations.

     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

IF WE FAIL TO RETAIN OUR KEY EMPLOYEES, OUR GROWTH AND PROFITABILITY COULD BE ADVERSELY AFFECTED

     Our success is, and is expected to remain, highly dependent on the executive officers of First Security and the banks, especially Rodger B. Holley, William L. Lusk, Jr., Larry R. Belk, Kenneth C. Dyer, III, and J. Alan Wells. Our rapid growth will continue to place significant demands on our management, and the loss of any such person's services may have an adverse effect upon us.

                         RISKS RELATED TO THIS OFFERING

OUR OFFERING PRICE MAY NOT REFLECT ACTUAL VALUE

     The price of our common stock has been determined solely by our board of directors, without negotiation or independent valuation, and may bear no relationship to the market price of our common stock after this offering. In setting the price, our board of directors considered, among other things, First Security's shareholders' equity, earnings and prospects, and the offering prices of other bank holding company shares. There is no assurance that you will be able to sell your shares of common stock at the same or a higher price than you paid for the common stock in this offering.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR COMMON STOCK

     No active trading market exists for our common stock, and we have no reason to believe that a more active trading market will develop in the near future. We have no present plans for our common stock to be listed or qualified for trading on any securities exchange or with Nasdaq. Your ability to sell shares of our common stock and the price at which the common stock may be sold could be affected by fluctuations in the securities markets and the values of bank stocks generally in response to variations in interest rates, periodic operating results, general economic conditions and other factors. The stock markets also experience price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of specific companies. These broad fluctuations may adversely affect the price of our common stock.

WE WILL NOT PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     Our banks are subject to regulatory restrictions generally applicable to newly chartered banks that prohibit, during the first three years of operations, payment of dividends without regulatory approval. After the regulatory restrictions lapse, however, we still intend to retain all future earnings, if any, to support our growth and expansion. Our payment of dividends after the lapse of these restrictions will also be limited by other legal and regulatory restrictions on funds transferred to us by our subsidiary banks. Our payment of cash dividends in the future will depend on our earnings, need for capital to support growth and expansion, capital requirements, financial condition, and other factors considered relevant by our board of directors at the time.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers in this offering will experience immediate dilution in the net tangible book value of the common stock from the initial public offering price of $2.40 per share. To the extent we raise additional capital by issuing equity securities in the future, our shareholders may experience additional substantial dilution. Additional dilution may also occur upon the exercise of options granted by First Security under our stock incentive plan. See "Executive Compensation -- Second Amended and Restated 1999 Long Term Incentive Plan."

PREEMPTIVE RIGHTS ARE NOT AVAILABLE TO THE HOLDERS OF OUR COMMON STOCK AND YOU, THEREFORE, MAY NOT HAVE THE OPPORTUNITY TO PARTICIPATE IN FUTURE OFFERINGS OF OUR COMMON STOCK

     Holders of our common stock do not have any preemptive rights. Therefore our common stock holders will not be able to maintain their current percentage equity interest if we decide to issue more common stock.

THIS OFFERING IS NOT UNDERWRITTEN AND WE MAY NOT SELL ALL OF THE OFFERED SHARES

     These shares of our common stock are being sold directly by us and are not subject to any underwriting agreements assuring the sale of any of the offered common stock. No minimum number of shares is required to be sold, and we give no assurance that any particular number of shares will be sold in this offering. If all shares of common stock in this offering are not sold, then the proceeds available to us will be reduced, and our expansion efforts will be more limited.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the statements made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere throughout this prospectus are forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements relate to future events or our future financial performance and may involve known or unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of First Security to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements include statements using the words such as "may," "will," "anticipate," "should," "would,"

"assure," "believe," "contemplate," "expect," "estimate," "continue," "may," "intend," "seeks," or other similar words and expressions of the future.

     These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in First Security's market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer, and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. All written or oral forward-looking statements attributable to First Security are expressly qualified in their entirety by this Special Note.

     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of this Act. The Securities Litigation Reform Act of 1995 does not provide protection for initial public offerings and will not be available for our forward-looking statements in this prospectus.

                                USE OF PROCEEDS

     The estimated net proceeds to First Security from this offering, assuming all shares are sold, are set forth below:

Gross proceeds from this offering...........................  $30,000,000
Estimated offering expenses.................................      305,600
                                                              -----------
  Net proceeds..............................................  $29,694,400
                                                              ===========

     We intend to use the net proceeds from the sale of our common stock for general corporate purposes and working capital including, but not limited to, capital contributions to our banks to support growth and for working capital, and possible acquisitions of financial services businesses.

     Following the offering, and assuming all shares are sold and the conversion of our subordinated mandatory convertible promissory notes, our consolidated shareholders' equity to total assets on a pro forma basis as of March 31, 2001 would be approximately 23.8%. No minimum number of shares of common stock must be sold in the offering. To the extent that all 3,000,000 shares of common stock are not sold in the offering, the proceeds from the offering available to First Security will be reduced, and our expansion will be limited.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of First Security at March 31, 2001, pro forma capitalization including the issuance of $2.25 million in 6% subordinated mandatory convertible promissory notes on April 15, 2001 and pro forma as adjusted assuming the sale of all shares in the offering at the public offering price of $10.00 and the application of the net proceeds without the conversion of our subordinated mandatory convertible promissory notes. The information set forth in the table should be read in conjunction with the "Selected Financial Data," the financial statements and related notes, and data included elsewhere in this prospectus.

                                                          MARCH 31, 2001
                                             ----------------------------------------
                                                                           PRO FORMA
                                             HISTORICAL     PRO FORMA     AS ADJUSTED
                                             ----------    -----------    -----------
                                                          (IN THOUSANDS)
6% SUBORDINATED MANDATORY CONVERTIBLE
  PROMISSORY NOTES.........................   $    --        $ 2,250        $ 2,250
                                              -------        -------        -------
SHAREHOLDERS' EQUITY:
Common stock...............................   $    41        $    41        $    44
Capital surplus............................    31,546         31,546         61,237
Retained earnings..........................      (988)          (988)          (988)
Accumulated other comprehensive gain.......       280            280            280
                                              -------        -------        -------
  Total shareholders' equity...............   $30,879        $30,879        $60,573
                                              -------        -------        -------
  TOTAL CAPITALIZATION.....................   $30,879        $33,129        $62,823
                                              =======        =======        =======

                        MARKET INFORMATION AND DIVIDENDS

     No active trading market exists for our common stock, and we have no reason to believe that an active trading market will develop in the foreseeable future. There are no present plans for our common stock to be listed or qualified for trading on any stock exchange or with Nasdaq. As of March 31, 2001, there were approximately 335 holders of record of First Security's common stock, and approximately 4,106,344 shares of common stock were issued and outstanding. Approximately 231,750 shares are issuable upon the mandatory conversion of our subordinated mandatory convertible notes on October 15, 2001 or unless called sooner by us.

     The last selling price of our common stock based on information available to us was $10.00 per share on February 5, 2001. Our shares are infrequently traded in private transactions, and such trades are not necessarily indicative of the value of such shares. After accounting for the April 15, 2001 13 for 10 stock split, the adjusted price for this trade would be $7.69 per share. We have not issued any options to purchase our common stock other than to our executive officers pursuant to the Incentive Plan. See "Executive Compensation."

     One of the chartering conditions placed upon Dalton Whitfield Bank by its regulators, as with all newly chartered banks, is that Dalton Whitfield Bank may not issue dividends within its first three years of operations, which commenced upon September 16, 1999, without prior regulatory approval. After the three year restriction has passed, cash dividends on Dalton Whitfield Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which Dalton Whitfield Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department of Banking and Finance's current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the bank's loans classified as adverse as to repayment or recovery by the Georgia Department at the most recent regulatory examination of the bank exceeds 80% of the bank's equity capital as reflected at such examination.

     As with Dalton Whitfield Bank, Frontier Bank is not allowed to issue dividends in its first three years of operations with such operations commencing on June 26, 2000. After the three year restriction has passed, cash dividends on Frontier Bank's common stock may be declared and paid only out of its retained earnings, and net profits may be credited to retained earnings only after the proper deductions have been made for all expenditures, expenses, taxes, losses, bad debts, and any write-offs or other deductions as required by the Commissioner of the Tennessee Department of Financial Institutions. Thereafter, Frontier Bank may declare a dividend, quarterly, semi-annually, or annually, from that account in an amount judged expedient by its board of directors. Before declaring the dividend, however, the board of directors must deduct any net loss from the undivided profits account and transfer to the bank's surplus account: (i) the amount, if any, required to raise the surplus to 50% of the capital stock; and (ii) the amount required, if any, but not less than 10% of net profits, to make the paid-in surplus account equal the capital stock account. After these requirements are met, Frontier Bank may declare a dividend if it is adequately reserved against deposits and those reserves will not be impaired by the declaration of the dividend.

     We have never paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to support the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon our earnings, our financial condition, the capital adequacy of First Security and our subsidiaries, our subsidiaries' need for funds, and other relevant factors, including applicable restrictions and governmental policies and regulations.

     Unless we are successful in our efforts to acquire established financial institutions, we will have no substantial sources of income other than investments held by us, fees paid by Dalton Whitfield Bank and Frontier Bank to First Security for services, and dividends we may receive from Dalton Whitfield Bank or Frontier Bank. Our subsidiaries' ability to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends applicable to banks. Certain other statutory and regulatory restrictions affect the payment of dividends by our subsidiaries.

                                    DILUTION

     Our net tangible book value as of March 31, 2001 was $24,324,000, or $5.92 per share of common stock. We have calculated this amount by:

     - subtracting our total liabilities from our total tangible assets; and

     - then dividing the difference by the total number of shares of common stock outstanding.

     If we give effect to our receipt of the net proceeds from our sale of 3,000,000 shares of common stock at the initial public offering price of $10.00 per share without the conversion of our subordinated mandatory convertible promissory notes, our adjusted pro forma net tangible book value as of March 31, 2001 would have been approximately $54,018,000, or $7.60 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.68 per share to existing shareholders and an immediate dilution of $2.40 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $10.00
  Pro forma net tangible book value per share as of March
     31, 2001...............................................  $5.92
  Pro forma increase in net tangible book value per share
     attributable to this offering..........................   1.68
                                                              -----
  Pro forma net tangible book value after the offering......            7.60
                                                                      ------
Dilution per share to new investors.........................          $ 2.40
                                                                      ======

     The following table summarizes, on an as adjusted pro forma basis, as of March 31, 2001, the total number of shares of common stock purchased from us including the conversion of the subordinated mandatory convertible promissory notes, the total consideration paid and the average price per share paid by existing shareholders and to be paid by new investors in this offering at an assumed offering price of $10.00 per share, before deducting offering expenses:

                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                  -------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                  ---------   -------   -----------   -------   ---------
Existing shareholders...........  4,338,094     59.1%   $33,837,310       53%    $ 7.80
New investors...................  3,000,000     40.9     30,000,000       47      10.00
                                  ---------    -----    -----------    -----
  Total.........................  7,338,094    100.0%   $63,837,310    100.0%
                                  =========    =====    ===========    =====

     The above computations exclude 360,490 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2001 at an exercise price of $7.69 per share and 289,510 shares of common stock reserved for issuance under our Incentive Plan. No options are vested, and as a result, no options have been exercised to purchase shares of common stock. If any additional options are issued and are exercised, new investors will experience further dilution. For more information about our stock option plans, see "Executive
Compensation -- Option Grants."

                                  THE OFFERING

GENERAL

     We are offering to the public up to 3,000,000 shares of our common stock, at a purchase price of $10.00 per share to raise net proceeds of up to approximately $30,000,000. This offering will terminate 100 days after the date of this prospectus although we may extend this offering for one 30 day period in our discretion.

     Any person desiring to subscribe for shares in this offering must deliver to us before 5:00 P.M. Eastern Standard Time on the expiration date a completed Subscription Agreement and a check for full payment of the subscribed shares. We reserve the right, in our sole discretion, to extend this offering past the expiration date for one 30 day period, but in no case will we provide additional notice to investors of any extension.

     We reserve the right, in our sole discretion, to reject any subscription in whole or part, to allocate shares among investors, and to withdraw, cancel, or modify the offering without notice. Subscriptions are not binding obligations of First Security until accepted by us in writing. In determining which subscriptions and oversubscriptions to accept, in whole or part, we may take into account various factors, including a subscriber's potential to do business with, or refer customers to, First Security, whether such subscriber is already an existing shareholder, and the order in which the subscriptions were received.

HOW TO SUBSCRIBE

     Each person who desires to purchase common stock should:

          1. Complete, date, and execute the Subscription Agreement, including the Form W-9, accompanying this prospectus;

          2. Make a check payable to "First Security Group, Inc." in the amount of $10.00 for each share subscribed for in the offering;

          3. Return or mail the completed Subscription Agreement and check to First Security in the return envelope enclosed with the prospectus:

               First Security Group, Inc.
               Attn: William L. Lusk, Jr.
               817 Broad Street
               Chattanooga, Tennessee 37402

          4. Subscription Agreements and checks for the purchase of common stock MUST be received by us prior to 5:00 P.M. Eastern Standard Time on the date which is 100 days after the date of this prospectus, unless this date is extended by First Security in our sole discretion.

HANDLING OF SUBSCRIPTIONS

     Subscriptions are binding upon First Security only if and to the extent accepted by us in writing. We will decide which subscriptions to accept within fourteen days of receipt of the completed Subscription Agreement and check. If we reject all or a portion of any subscription, we will promptly refund by mail to the subscriber all or the appropriate portion of the amount remitted with the subscription, without interest. Upon rejection of a subscription or the termination or expiration of this offering, First Security and our directors, officers, employees, agents, representatives, and affiliates will have no further liability to the subscribers whose subscriptions are being rejected once all appropriate refunds have been mailed to the address shown in the Subscription Agreement.

     We will confirm all sales of common stock. Certificates representing shares of common stock duly subscribed and fully paid will be issued by the Registrar and Transfer Company of New Jersey, First Security's registrar and transfer agent, promptly after our acceptance of the subscriptions and the issuance of a confirmation therefor.

                                  OUR COMPANY

GENERAL

     First Security was incorporated in 1999 and is a bank holding company regulated and supervised by the Federal Reserve Bank and the Georgia Department of Banking and Finance. The Tennessee Department of Financial Institutions does not regulate bank holding companies. First Security became the parent holding company of Dalton Whitfield Bank on September 16, 1999 and of Frontier Bank on June 24, 2000. As of March 31, 2000, First Security and its subsidiaries had total assets of approximately $232.2 million, total deposits of approximately $193.7 million, and shareholders' equity of approximately $30.9 million.

     Dalton Whitfield Bank is a Georgia banking corporation engaged in the general commercial banking business since it opened for business in September 1999. At that time, Dalton Whitfield Bank, being newly formed, acquired selected assets and substantially all of the liabilities of Colonial Bank's three branches located at 401 South Thornton Avenue, 2518 East Walnut Avenue, and 1237 Cleveland Road in Dalton, Georgia. Colonial had acquired these operations in January 1997. Specifically, on September 16, 1999, we assumed $70.3 million of liabilities (including deposits and accrued interest) which exceeded the total estimated fair value of the assets acquired and cash received from Colonial Bank by $6.2 million.

     Dalton Whitfield Bank is a member of the FDIC, and its deposits are insured by the FDIC. Dalton Whitfield Bank is also a member of the Federal Home Loan Bank of Atlanta. Through Dalton Whitfield Bank, First Security provides a broad range of banking and financial services in Dalton, Georgia.

     Frontier Bank is a Tennessee banking corporation engaged in the general commercial banking business since it was chartered in June 2000. Frontier Bank is a member of the FDIC and its deposits are insured by the FDIC as well. Through Frontier Bank, First Security provides a wide range of banking and financial services in Chattanooga, Sweetwater, and Athens, Tennessee. In addition, Frontier Bank has a loan production office in Loudon, Tennessee.

     Our goal is to offer personalized and flexible banking services to the communities in our primary market areas. We have determined that the Sweetwater, Athens, and Loudon, Tennessee markets are distinct from the Chattanooga, Tennessee market and may be more effectively served through a separate charter in those markets. Therefore, the Frontier Bank branches in Sweetwater, Athens, and Loudon operate under the trade name First Security Bank rather than Frontier Bank.

BUSINESS STRATEGY

     First Security contemplates serving the banking and financial needs of the various communities in and around the Interstate Highway 75 corridor between Cartersville, Georgia and Knoxville, Tennessee. We believe the I-75 corridor offers opportunities for growth and has needs that we can serve effectively. These communities are primarily served by branches of large regional and national financial institutions headquartered outside of the area. As a result, we believe these markets need a locally-owned and operated financial institution managed by people in and from the communities served. Although the I-75 corridor is our primary focus, we may consider acquiring banking operations outside of the corridor if attractive opportunities arise as we continuously evaluate acquisition opportunities.

     We offer personalized and flexible banking services to the communities in our market area and are able to react quickly to changes in those communities. We also offer products tailored to the specific needs of our communities.

COMMERCIAL BANKING OPERATIONS

     The commercial banking operations of Dalton Whitfield Bank and Frontier Bank are primarily retail-oriented and aimed at individuals and small to medium-sized businesses located within their respective market area.

     Dalton Whitfield Bank considers its primary market area for commercial banking services to be Whitfield County, Georgia, which is north of Atlanta. Frontier Bank considers its primary market area for commercial banking services to be Hamilton County, Monroe County, and McMinn County, Tennessee.

     While both Dalton Whitfield Bank and Frontier Bank provide most traditional banking services, their principal activities are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to small and medium-sized businesses.

     The retail nature of the commercial banking operations for our subsidiaries allows for diversification of depositors and borrowers, and management believes that neither subsidiary is dependent upon a single or a few customers. As of March 31, 2000, First Security had approximately an $18.7 million concentration of carpet-industry related commercial banking loans. Otherwise, the commercial banking loans of Dalton Whitfield Bank and Frontier Bank are not concentrated within a single industry or group of related industries.

MORTGAGE BANKING OPERATIONS

     First Security's mortgage banking operations depend upon traditional financing sources, such as deposits, to fund the origination and holding of mortgage loans pending sale in the secondary market. Currently, we sell substantially all of the mortgage loans we originate, and the purchaser of these mortgage loans also acquires the rights to service such loans.

     Economic slowdowns or recessions in our primary market areas or higher interest rates may be accompanied by reduced demand for consumer credit and declining real estate values in such areas, which usually results in a slowdown in mortgage lending activity. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect our mortgage originations and, consequently, reduce our noninterest income from mortgage banking activity.

     We depend largely on financial institutions and mortgage bankers to purchase our mortgage loans. Our future results may become more exposed to fluctuations resulting from competition from other originators of such loans, market conditions, and other factors.

SEASONALITY, CYCLES

     While Dalton Whitfield Bank and Frontier Bank do not consider their retail and commercial banking business to be seasonal, our mortgage banking business is somewhat seasonal, with the volume of home financings, in particular, being lower during the winter months. The Dalton, Georgia economy also is seasonal and cyclical as a result of its dependence upon the carpet industry and changes in construction of residential and commercial establishments. While the Dalton, Georgia economy is dominated by the carpet and carpet-related industries, Dalton Whitfield Bank does not have any one customer from whom more than 10% of its revenues are derived. However, Dalton Whitfield Bank has multiple customers, commercial and retail that are affected by, or are engaged in businesses related to the carpet industry which, in the aggregate, have historically provided greater than 10% of Dalton Whitfield Bank's revenues.

COMPETITION

     The retail, commercial, and mortgage divisions of Dalton Whitfield Bank and Frontier Bank operate in highly competitive markets. Our banks compete directly in their retail and commercial banking market with other commercial banks, savings and loan associations, credit unions, mortgage brokers and mortgage companies, mutual funds, securities brokers, consumer finance companies, other lenders, and insurance companies, locally, regionally, and nationally, certain of which compete with offerings by mail, telephone, computer, and/or the Internet. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. We believe that office locations, types and quality of services and products, office hours, customer service, a local presence, community reputation, and continuity of personnel also are important competitive factors which we emphasize.

     In addition to Dalton Whitfield Bank, twelve other commercial banks have offices in the Dalton, Georgia area. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within this market. Also, along with Frontier Bank, nine other commercial banks have offices in the Chattanooga area; six other commercial banks have offices in the Sweetwater area of Monroe County, Tennessee; and seven other commercial banks have offices in the Athens area of McMinn County, Tennessee.

     Virtually every type of competitor for business of the type served by Dalton Whitfield Bank and Frontier Bank has offices in Atlanta, approximately 75 miles away from Dalton and 100 miles from Chattanooga. These institutions may have greater resources, have broader geographic markets, have higher lending limits, offer various services that Dalton Whitfield Bank and Frontier Bank do not offer, and better afford and make broader use of media advertising, support services, and electronic technology than Dalton Whitfield Bank and Frontier Bank. To offset these competitive disadvantages, our banks depend on their reputations as being independent and locally-owned community banks and as having greater personal service, community involvement, and their ability to make credit and other business decisions quickly and locally.

EMPLOYEES

     On March 31, 2001, we had 104 full-time employees and one part-time employee and anticipate hiring approximately 15 individuals to staff the four branch openings anticipated in the remainder of 2001. First Security considers our employee relations to be good, and we have no collective bargaining agreements with any employees.

PROPERTY

     During 2000, we conducted our business primarily through our office located at 817 Broad Street, Chattanooga, Hamilton County, Tennessee. This space is approximately 2,400 square feet and is leased with an expiration date of February 28, 2003. This lease has three successive one-year renewal options.

     Frontier Bank's main office, also located at 817 Broad Street in Chattanooga, is part of the same lease as First Security's. The main offices contain approximately 8,500 square feet of finished space used for offices, operations and storage, four teller windows, and the bank lobby. The facility also has an automated teller machine with 24-hour access. Frontier Bank's main office facility opened for business on June 26, 2000 and is in good condition.

     In addition, Frontier Bank leases two full service branches in the Chattanooga area. The first branch opened on July 3, 2000, is approximately 4,800 square feet, and is located at 1740 Gunbarrel Road, Chattanooga, Hamilton County, Tennessee with a lease expiration date of May 24, 2010. This lease has two additional and successive five-year renewal options. The second branch opened on July 28, 2000, is also approximately 4,800 square feet, and is located at 4227 Ringgold Road, Chattanooga, Hamilton County, Tennessee with an expiration date of July 20, 2010. This lease has two successive five-year renewal options.

     In Sweetwater, Monroe County, Tennessee, Frontier Bank owns its branch, which is approximately 3,000 square feet. This branch, which opened for business on June 26, 2000, is located at 761 New Highway 68 and conducts business with the trade name First Security Bank. On November 6, 2000, Frontier Bank opened a branch at 835 South Congress Parkway, Athens, McMinn County, Tennessee. This location is approximately 1,400 square feet and conducts business under the trade name First Security Bank.

     Dalton Whitfield Bank's main office is located at 401 South Thornton Avenue, Dalton, Whitfield County, Georgia. The main office contains approximately 16,500 square feet of finished space used for offices, operations and storage, five teller windows, and the bank lobby. The facility also has a drive through facility and an automated teller machine with 24-hour-a-day access. The main office facility is owned by Dalton Whitfield Bank and is in good condition. Dalton Whitfield Bank owns one additional branch facility located at 1237 Cleveland Road, Dalton, Whitfield County, Georgia. This branch is approximately 3,300 square feet and was acquired by Dalton Whitfield Bank when it purchased selected assets and assumed most of the liabilities of Colonial Bank's three Dalton, Georgia branches.

RECENT DEVELOPMENTS

     On April 25, 2001 we nominated, appointed, and elected four new members to Dalton Whitfield Bank's board of directors, subject to regulatory approval that we subsequently received on April 26, 2001. The new directors are F. Paul Belk, Jr., James H. Cleghorn, Jr., Robert K. Estes, Jr., and Maurice M. Sponcler, Jr.

     On April 15, 2001 we issued subordinated mandatory convertible notes for $2.25 million. The principal and interest (6%) on these notes will mandatorily convert into our common stock on October 15, 2001, unless sooner called at our option. The proceeds from the issuance of these notes have been invested in Dalton Whitfield Bank and will be used primarily to support growth opportunities for that bank.

     On April 12, 2001, Dalton Whitfield Bank received final regulatory approval to open a branch at 2709 Chattanooga Road, Suite 5, Rocky Face, Whitfield County, Georgia. We intend to open this facility in the second quarter of 2001. This facility, which is approximately 2,400 square feet, is leased with an expiration date of September 30, 2005. This lease has a five-year renewal option.

     On March 31, 2001, our assets, loans, and deposits were approximately $232.2 million, $179.1 million, and $193.7 million, compared to approximately $199.6 million, $152.9 million, and $162.5 million at December 31, 2000. Furthermore, for the three months ended March 31, 2001, First Security reported net income of $93,000 compared to a net loss of $45,000 for the three months ended March 31, 2000.

     On March 23, 2001, we hired J. Alan Wells to serve as Dalton Whitfield Bank's Chief Executive Officer and President. Mr. Wells previously served as Regional President of Regions Bank in Dalton, Georgia.

     On March 3, 2001, our board of directors approved a 13 for 10 stock split for the shareholders of record on March 31, 2001 to be effected on April 15, 2001.

     On February 5, 2001, Frontier Bank opened a loan production office at 702 Grove Street, Suite 100, Loudon, Loudon County, Tennessee, conducting business with the trade name First Security Bank. This facility, which is less than one thousand square feet, is leased with an expiration date of December 31, 2001.

     On July 28, 2000, Frontier Bank received final regulatory approval to open a branch at 4535 Highway 58, Chattanooga, Hamilton County, Tennessee. We intend to own this facility, which will be approximately 4,800 square feet. The branch is currently under construction and is scheduled to open in the second quarter of 2001.

     On March 16, 2000, Frontier Bank received final regulatory approval on two branch openings in the Chattanooga, Tennessee area. We intend to open both locations in the second quarter of 2001. The first new branch is at 820 Ridgeway Avenue, Signal Mountain, Hamilton County, Tennessee. This facility, which is approximately 2,500 square feet, is leased with an expiration date of December 31, 2010. This lease has two successive five-year renewal options. The second new branch is to be located at 1409 Cowart Street, Chattanooga, Hamilton County, Tennessee. This facility will serve as the drive-thru for Frontier Bank's main office, as approximately five city blocks will separate this new branch from our downtown Chattanooga branch. We entered a land lease for this location, which expires on December 31, 2010. This lease has two successive five-year renewal options. We intend to construct and own a building with an office of less than one thousand square feet and attached drive-thru lanes at this site.

MATERIAL LEGAL PROCEEDINGS

     There are no material legal proceedings currently pending against First Security, Dalton Whitfield Bank, or Frontier Bank.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and notes included in this prospectus. The discussion in the prospectus contains forward-looking statements that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Risk Factors."

     All per share data has been retroactively adjusted for the 13 for 10 stock split in the form of a stock dividend effected on April 15, 2001.

FORMATION AND BASIS OF PRESENTATION

     First Security was incorporated on February 1, 1999 as a bank holding company with the principal purpose of acquiring, developing, and managing banks. From inception through August 1999, we operated as a development stage enterprise with the principal business activities of raising and investing capital and searching for possible acquisitions. Development stage operations of First Security are included in the four months ended December 31, 1999.

     In September 1999, Dalton Whitfield Bank completed the purchase of selected assets and the assumption of substantially all of the liabilities of the three Dalton, Georgia branches of Colonial Bank, which is headquartered in Montgomery, Alabama. We assumed $70.3 million total estimated fair value of liabilities; assumed for deposits, accrued interest, and other liabilities which exceeded the total estimated fair value of the assets acquired and cash received from Colonial Bank, for its three Dalton, Georgia branches, by $6.2 million. Since it was not practicable to determine reliably the fair value of any separately identifiable intangible assets, the total $6.2 million premium has been assigned to goodwill and is being amortized on a straight-line basis over an estimated life of fifteen years.

     On June 24, 2000, we acquired First Central Bank of Monroe County, Sweetwater, Tennessee from First Central Bancshares, Inc. of Lenoir City, Tennessee. The total purchase price of $2.3 million, including the assumption of liabilities, primarily deposits, and accrued interest with an estimated fair value of $1.2 million, exceeded the total estimated fair value of assets acquired by $973 thousand, which has been assigned to goodwill and is being amortized on a straight-line basis over an estimated life of fifteen years. Upon our acquisition of First Central Bank, we converted the state-chartered savings bank to a state-chartered commercial bank, changed the name to Frontier Bank, and relocated the headquarters to Chattanooga, Tennessee. Operations of Frontier Bank have been included in our operations since the date of the acquisition. Subsequent to this acquisition, Frontier Bank has also opened a branch in Athens, Tennessee and two branches in the Chattanooga, Tennessee metropolitan area. Frontier Bank's branches in Sweetwater and Athens, Tennessee conduct business using the trade name First Security Bank.

DALTON, GEORGIA BRANCH OF COLONIAL BANK

     The accompanying financial statements of the Colonial Bank branches present the results of operations of the Dalton, Georgia branches of Colonial Bank for the year ended December 31, 1998 and for the eight months ended August 31, 1999. These financial statements have been prepared as if the three Dalton, Georgia branches of Colonial Bank had operated as a stand-alone entity during the periods presented.

     The three Dalton, Georgia branches of Colonial Bank engaged in various transactions with Colonial Bank and its affiliates that are characteristic of entities under common control. Primarily, these three branches participated in Colonial Bank's centralized cash management system, and their cash funding requirements were met by Colonial Bank. The operational transactions of these branches resulted in amounts receivable from and payable to Colonial Bank that fluctuated over time and were not settled through cash transfers. These three branches were allocated interest income at market rates on their net receivables from Colonial Bank. Colonial Bank charged these branches for direct costs and expenses associated with their operations, which are included in noninterest expenses. Colonial Bank's other administrative costs not directly attributable to these three branches have been allocated to the branches based on their average assets or average loans and are also included in noninterest expenses for the periods. Colonial Bank did not maintain separate capital allocated to its Dalton operations. We believe that these methods and allocations are reasonable and result in financial statements for the three Dalton, Georgia branches of Colonial Bank as a stand-alone entity that conform to accounting principles, generally accepted in the United States of America, in all material respects.

THREE MONTHS ENDED MARCH 31, 2001

     The following discussion and analysis sets forth the major factors that affected First Security's results of operations and financial condition reflected in the unaudited financial statements for the three-month periods ended March 31, 2000 and 2001.

OVERVIEW

     As of March 31, 2001, First Security had total consolidated assets of $232.2 million, total loans of $179.1 million, total deposits of $193.7 million, and shareholders' equity of $30.9 million. Our net income for the three months ended March 31, 2001 was $93 thousand.

RESULTS OF OPERATIONS

     Net income for the quarter ended March 31, 2001, was $93 thousand, or $.02 per share (basic and diluted), compared to net loss of $45 thousand, or -$.01 per share (basic and diluted), for the same period in 2000.

NET INTEREST INCOME

     Net interest income of $2.2 million during the first three months of 2001 resulted from a net interest margin of 4.50% on average earning assets of $197.5 million. This compares with a net interest margin of 4.70% on average earning assets of $105.7 million generating net interest income of $1.2 million for the same period in 2000. The interest rate earned on loans increased because for much of 2000 the prime lending rate was as high as 9.5% compared to a maximum prime lending rate of 8.5% in 1999. First Security's net interest margin decreased primarily because the interest rate paid on deposits increased with the increases in the aforementioned prime rate. The prime lending rate decreased during the first quarter of 2001, and as a result, we anticipate that average rate earned on loans and the average rate paid on deposits will decrease during the remainder of the year. Each decrease in the prime lending rate initially decreases our net interest income since a large number of loans are tied to the prime lending rate and are directly and immediately affected. However, with the passage of time, interest sensitive liabilities will decrease and our interest margins should stabilize. The increase in loan demand experienced by us positively affects the net interest margin, as noted by the large volume related increase, and is an indicator of our market acceptance and the strong local economy. The increase in net interest income consists of a small increase of $29 thousand relative to rate and an increase of $940 thousand relative to volume. As the loans of Dalton Whitfield Bank and Frontier Bank have continued to grow, the funds have been obtained primarily through customer deposits and the maturing of investment securities. Deposit and loan rates are adjusted as market conditions and the needs of our banks allow. The following table summarizes net interest income and average yields and rates paid for the periods ended March 31, 2000 and 2001.

         AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST ANALYSIS
                           FULLY TAX-EQUIVALENT BASIS

                                            FOR THE QUARTERS ENDED MARCH 31,
                                ---------------------------------------------------------
                                           2000                          2001
                                ---------------------------   ---------------------------
                                AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                --------   -------   ------   --------   -------   ------
                                                     (IN THOUSANDS)
ASSETS

EARNING ASSETS:
Loans, net of unearned
  income......................  $ 79,401   $1,797     9.10%   $164,453   $3,829     9.44%
Investment securities.........    15,728      268     6.85%     20,871      382     7.42%
Other earning assets..........    10,540      123     4.69%     12,142      165     5.51%
                                --------   ------             --------   ------
  Total earning assets........   105,669    2,188     8.33%    197,466    4,376     8.99%
Allowance for loan losses.....    (1,051)                       (2,019)
Intangible asset..............     5,922                         6,619
Investment in sub.............        --                            --
Cash & due from...............     3,659                         7,585
Premises & equipment..........     5,397                         7,245
Other assets..................     1,063                         1,505
                                --------                      --------
  Total assets................  $120,659                      $218,401
                                ========                      ========

                                            FOR THE QUARTERS ENDED MARCH 31,
                                ---------------------------------------------------------
                                           2000                          2001
                                ---------------------------   ---------------------------
                                AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                --------   -------   ------   --------   -------   ------
                                                     (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY

INTEREST BEARING LIABILITIES:
NOW accounts..................  $ 11,019       52     1.90%   $ 15,547       80     2.09%
Money market accounts.........     5,779       60     4.18%     17,856      193     4.38%
Savings deposits..............     6,607       62     3.77%      6,256       48     3.11%
Time deposits < $100..........    35,569      519     5.87%     73,969    1,196     6.56%
Time deposits > $100..........    14,027      213     6.11%     36,717      611     6.75%
Federal funds purchased.......     1,804       26     5.80%         --       --       --
Repurchase agreements.........     2,123       21     3.98%      5,108       55     4.37%
Other borrowings..............        --       --       --          --       --       --
                                --------   ------             --------   ------
  Total interest bearing
     liabilities..............    76,928      953     4.98%    155,453    2,183     5.70%
                                           ------                        ------
Net interest spread...........             $1,235     3.35%              $2,193     3.29%
                                           ======                        ======
Noninterest bearing demand
  deposits....................    12,029                        30,439
Accrued expenses and other
  liabilities.................       855                         1,690
Shareholders' equity..........    30,971                        30,654
Unrealized gain/loss inv
  sec.........................      (124)                          165
                                --------                      --------
  Total liabilities and
     shareholders' equity.....  $120,659                      $218,401
                                ========                      ========
Impact of noninterest bearing
  sources and other changes in
  balance sheet composition...                        1.36%                         1.21%
Net yield on earning assets...                        4.70%                         4.50%

     The following table presents the dollar amount of changes in interest income and interest expense from the period ended March 31, 2000 to the period ended March 31, 2001. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities.

        CHANGE IN INTEREST INCOME AND EXPENSE ON A TAX EQUIVALENT BASIS

                                                          AS OF MARCH 31,
                                               -------------------------------------
                                                       2000 COMPARED TO 2001
                                                        INCREASE (DECREASE)
                                                  IN INTEREST INCOME AND EXPENSE
                                                        DUE TO CHANGES IN:
                                               -------------------------------------
                                               VOLUME   RATE   ADJUSTMENTS*   TOTAL
                                               ------   ----   ------------   ------
                                                          (IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans, net of unearned income................  $1,979   $ 67       $(14)      $2,032
Investment securities........................      94     22         (2)         114
Other earning assets.........................      22     21         (1)          42
                                               ------   ----       ----       ------
  Total earning assets.......................   2,095    110        (17)       2,188
INTEREST BEARING LIABILITIES:
NOW accounts.................................      23      5                      28
Money market accounts........................     130      3                     133
Savings deposits.............................      (3)   (11)                    (14)
Time deposits < $100.........................     621     60         (4)         677
Time deposits > $100.........................     378     22         (2)         398
Federal funds purchased......................     (26)                           (26)
Repurchase agreements........................      32      2                      34
Other borrowings.............................      --     --                      --
                                               ------   ----       ----       ------
  Total interest bearing liabilities.........   1,155     81         (6)       1,230
                                               ------   ----       ----       ------
Increase (decrease) in net interest income...  $  940   $ 29       $(11)      $  958
                                               ======   ====       ====       ======

-------------------------

* Adjustments due to 2000 having one additional day due to leap year.

PROVISION FOR LOAN LOSSES

     The provision for loan losses charged to operations during the first three months was $278 thousand in 2001 and nothing in 2000. The increase in the provision was a result of our evaluation of known and inherent risks in our growing loan portfolio, our experience, and current economic conditions, as well as required reserves for potential loans losses.

NONINTEREST INCOME

     Noninterest income increased 150.8% for the first three months of 2001 as compared to the same period a year earlier. Noninterest income from core operations continues to increase as we expand fee income areas such as mortgage loan operations and credit cards. Also, the additional deposits attained by Frontier Bank have boosted deposit related income.

NONINTEREST EXPENSE

     Noninterest expense increased 49.7% for the three month period ended March 31, 2001 as compared to the same period a year earlier. Noninterest expense increased in relation to the opening of Frontier Bank and its subsequent branching. Specifically, salaries, benefits, and occupancy were directly affected as well as other expenses, which includes the amortization of the premium paid with the acquisition of First Central Bank of Sweetwater, Tennessee, supplies, and data processing.

STATEMENT OF FINANCIAL CONDITION

     First Security's total assets at March 31, 2001 were $232.2 million and $198.9 million at December 31, 2000. This growth is the result of continued expansion of our customer base. Additionally, during the first quarter of 2001, we opened one new location in Loudon, Tennessee. We will continue to look for ways to grow in market share.

LOANS

     Average loans of $164.5 million represented 83.3% of average earning assets during the first three months of 2001. During 2000, average loans totaled $107.5 million, or 81.2% of average earning assets. Gross loans increased to $179.1 million at March 31, 2001, a 17.2% increase over loans at December 31, 2000. We anticipate that general loan growth will remain strong, however; competition for quality loans may adversely effect the net interest margins.

ASSET QUALITY

     The allowance for loan losses was $2.2 million or 1.24% of outstanding loans at March 31, 2001 and $1.9 million or 1.27% of outstanding loans at December 31, 2000. Charge-offs, net of recoveries, were $4.7 thousand or less than .01% of average loans outstanding, during the three months ended March 31, 2001, as compared to $9.0 thousand or .01% of average loans outstanding during the same period in 2000. We believe that our asset quality is strong, and that our reserve for inherent loan losses is adequate.

NONPERFORMING ASSETS

     Nonaccrual loans were $63.5 thousand at March 31, 2001 and $63.1 thousand at December 31, 2000. The ratio of non-accrual loans to total loans was .04% at March 31, 2001 and .04% at December 31, 2000. This ratio remains significantly less than peer banks.

     Loans past due 90 days and still accruing were $48.2 thousand at March 31, 2001 and $47.0 thousand at December 31, 2000.

INVESTMENT SECURITIES

     Securities were $21.3 million at March 31, 2001 versus $20.2 million at December 31, 2000. The lack of change in investments is as expected since growth in Dalton Whitfield Bank and Frontier Bank is concentrated in accommodating loan demand. At March 31, 2001, the securities portfolio had unrealized net gains of approximately $466 thousand. As of March 31, 2001 all investment securities were classified as available for sale. Securities available for sale with a carrying value of $3.0 million were scheduled to mature within the next five years. Of this amount, nothing is scheduled to mature within one year (excluding prepayment and call features). We currently have the ability and intent to hold our available for sale investment securities to maturity. However, should conditions change, we may sell un-pledged securities.

DEPOSITS

     Interest bearing liabilities rose 21.7% to $155.5 million at March 31, 2001 from $134.3 million at December 31, 2000. Total deposits increased 19.2% from December 31, 2000 to March 31, 2001. Our deposit growth is a result of the opening of Frontier Bank.

LIQUIDITY

     The liquidity position of our banks is primarily dependent upon their need to respond to withdrawals from deposit accounts and upon the liquidity of their assets. Primary liquidity sources include cash and due from banks, federal funds sold, short-term investment securities, and loan repayments. At March 31, 2001, our liquidity ratio was 16.6% (excluding anticipated loan repayments). Management believes the liquidity sources are adequate to meet operating needs. There are no known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources, or operations.

CAPITAL RESOURCES

     We continue to maintain capital ratios in excess of regulatory minimum requirements. The current capital standards call for a minimum total capital of 10% of risk-adjusted assets, including 6% Tier I capital and a minimum leverage ratio of Tier I capital to total tangible assets of at least 5%. Each of our banks has regulatory chartering conditions requiring leverage ratios to not fall below 8% for the first three years of their operations. At March 31, 2001, First Security's ratio of total capital to risk-adjusted assets was 13.7%, which includes 12.5% Tier I capital, and our leverage ratio of total Tier I capital to total assets, adjusted for the loans loss allowance and intangibles, was 11.4%.

TWELVE MONTHS ENDED DECEMBER 31, 2000

     The following discussion and analysis sets forth the major factors that affected First Security's results of operations and financial condition reflected in the audited financial statements for the twelve-month periods ended December 31, 1999 and 2000.

OVERVIEW

     As of December 31, 2000, First Security had total consolidated assets of $199.6 million, total loans of $152.9 million, total deposits of $162.5 million, and shareholders' equity of $30.6 million. Our net loss for 2000 was $566 thousand while basic and diluted loss per common share was $0.14.

RESULTS OF OPERATIONS

     First Security's net loss for 2000 increased by $308 thousand over the pro forma net loss for 1999. As a result, the basic and diluted loss per share increased to $0.14 in 2000 on 4,106,350 shares outstanding from the pro forma $0.11 in 1999 on 2,434,085 weighted average shares. These losses are directly correlated to the growth of First Security and our banks' progress in penetrating their respective markets. More specifically, these losses are a result of the pre-opening expenses related to Frontier Bank and the funding of Frontier Bank's loan loss provision for unknown, but possible future losses inherent in the loan portfolio.

     The following table summarizes the components of income and expense and the changes in those components for the past three years.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                FOR THE YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000
                       -------------------------------------------------------------------------------------------------------
                         COLONIAL      CHANGE FROM                       CHANGE FROM             FIRST     CHANGE FROM
                       BANK BRANCHES   PRIOR YEAR            PRO FORMA   PRIOR YEAR             SECURITY   PRIOR YEAR
                           1998          AMOUNT        %       1999        AMOUNT        %        2000       AMOUNT        %
                       -------------   -----------   -----   ---------   -----------   ------   --------   -----------   -----
                                                                   (IN THOUSANDS)
Interest income......     $7,216         $(1,576)    -17.9%   $6,398       $  (818)     -11.3%  $11,824      $5,426       84.8%
Interest expense.....      3,363            (851)    -20.2%    2,484          (879)     -26.1%    5,510       3,026      121.8%
                          ------         -------     -----    ------       -------     ------   -------      ------      -----
 Net interest
   income............      3,853            (725)    -15.8%    3,914            61        1.6%    6,314       2,400       61.3%
Provision for loan
 losses..............        300            (220)    -42.3%      280           (20)      -6.7%      811         531      189.6%
                          ------         -------     -----    ------       -------     ------   -------      ------      -----
 Net interest income
   after provision
   for loan losses...      3,553            (505)     12.4%    3,634            81        2.3%    5,503       1,869       51.4%
Noninterest income...        956              74       8.4%      717          (239)     -25.0%    1,088         371       51.7%
Noninterest expense..      3,401             (53)     -1.5%    4,766         1,365       40.1%    7,504       2,738       57.4%
                          ------         -------     -----    ------       -------     ------   -------      ------      -----
 Income before income
   taxes.............      1,108            (378)    -25.4%     (415)       (1,523)    -137.5%     (913)       (498)     120.0%
Income tax benefit...        421            (113)    -21.2%     (157)         (578)    -137.3%     (347)       (190)     121.0%
                          ------         -------     -----    ------       -------     ------   -------      ------      -----
 Net income..........     $  687         $  (265)    -27.8%   $ (258)      $  (945)    -137.6%  $  (566)     $ (308)     119.4%
                          ======         =======     =====    ======       =======     ======   =======      ======      =====

     Further explanation, with year-to-year comparisons of the income and expense, is provided below.

NET INTEREST INCOME

     Net interest income (the difference between the interest earned on assets, such as loans and investment securities, and the interest paid on liabilities, such as deposits and other borrowings) is the primary source of First Security's operating income. This earning stream increased from $3.9 million in 1999 to $6.3 million in 2000, or 61.3%. From 1998 to 1999, net interest income increased $61 thousand or 1.6%.

     First Security monitors and evaluates the effects of certain risks on its earnings. Some of these risks include interest rate risk, credit risk, and liquidity risk. Through this evaluation, management seeks an appropriate balance between the risks assumed and the returns to be realized.

     The level of net interest income is determined primarily by the average balances (volume) of interest-earning assets and the various rate spreads between the interest-earning assets and the funding sources of Dalton Whitfield Bank and Frontier Bank. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average interest rates earned and paid on such assets and liabilities, the ability to manage the interest-earning asset portfolio (which includes loans), and the availability of particular sources of funds, such as noninterest-bearing deposits. To better understand the changes in net interest income, the components (interest income and interest expense) are analyzed below.

     The 84.8% increase in interest income from $6.4 million for the year ended December 31, 1999 to $11.8 million for the year ended December 31, 2000 was attributable to two factors. First, average interest-earning assets grew 79.2% from 1999 to 2000. The growth was a result of our decision to grow Dalton Whitfield Bank's assets, as well as the opening of Frontier Bank and its subsequent increase in assets. Underlying the asset growth was an aggressive campaign to attract deposits. Second, the yield on earning assets increased from 8.24% to 8.93% (or 69 basis points) for the same period. The increase in yield was due to the Federal Reserve increasing the federal funds rate and the discount rate by 1% or 100 basis points from December 31, 1999 to May 16, 2000. In January 2001, the Federal Reserve decreased the aforementioned rates by 1% or 100 basis points. These rates were further reduced by 1/2 percent or 50 basis points on March 20, 2001. This recent decrease in rates will most likely have a negative effect on interest income for 2001, due to the fact that prime-lending rate increases or decreases are based more or less on Federal Reserve changes in the federal funds rate. The effect on earnings of rate decreases should be counteracted by increases in average earnings assets.

     From 1999 to 2000, interest expense increased by a lesser amount but at a higher percentage than interest income. Total interest expense was $5.5 million for the year ended 2000 versus $2.5 million in the preceding year, or 121.8% higher. As with the interest income, there are two reasons for the increase in interest expense. First, average interest-bearing liabilities increased from $56.5 million to $100.9 million from 1999 to 2000. As before, the increase is a direct reflection of our subsidiaries' market penetration. Second, the average rate paid on interest-bearing liabilities increased from 4.40% to 5.56% (116 basis points). The average rate increase occurred for the following reasons: (i) the previously discussed Federal Reserve policy changes in 2000 and (ii) Dalton Whitfield Bank's issuance of special certificates of deposit at top-of-the-market rates in order to fund its high loan demand. For 2001, we anticipate continued increases in our core deposits; furthermore, management believes that the result of the January 2001 Federal Reserve actions should result in lower average interest rates on interest-bearing liabilities, absent any competitive pricing pressures.

     The banking industry uses two key ratios to measure relative profitability of net interest income: net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread eliminates the impact of noninterest-bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percentage of total earning assets and takes into account the positive impact of investing noninterest-bearing deposits.

     First Security's net interest rate spread was 3.47% in 2000 and 3.84% in 1999, while the net interest margin (on a tax equivalent basis) was 4.77% in 2000 and 4.87% in 1999. The ten basis point decrease in net interest margin from 1999 to 2000 resulted from the following: (i) narrower spreads on assets and associated liabilities through our effort to increase Dalton Whitfield Bank's earning assets; (ii) increased reliance on rate sensitive liabilities to fund asset growth; and (iii) increased competitive pricing on loans and deposits. Average core deposits, which include transaction accounts, savings accounts, and certificates of deposit less than $100 thousand, represented approximately 81% of total deposits in 2000, a decrease from 89% in 1999. Net interest rate spread and net interest margin are not available for the three Dalton, Georgia Colonial Bank branches for 1998.

     The following table shows, for the past two years, the relationship between interest income and expense and the average balances of interest-earning assets and interest-bearing liabilities. Average balance information for the three Dalton, Georgia Colonial Bank branches for 1998 is not available.

         AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST ANALYSIS
                           FULLY TAX-EQUIVALENT BASIS

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                                PRO FORMA 1999                    2000
                                          --------------------------   ---------------------------
                                          AVERAGE   INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                          BALANCE   EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                          -------   -------   ------   --------   -------   ------
                                                               (IN THOUSANDS)
ASSETS

EARNING ASSETS:
Loans, net of unearned income...........  $60,856   $5,281     8.68%   $107,483   $10,219    9.51%
Investment securities...................    4,799      314     6.54%     16,188     1,125    6.95%
Other earning assets....................    8,209      803     5.94%*     8,706       480    5.51%
                                          -------   ------             --------   -------
  Total earning assets..................   73,863   $6,398     8.24%    132,377   $11,824    8.93%
Allowance for loan losses...............   (1,167)                       (1,328)
Intangible asset........................    1,784                         6,340
Cash & due from.........................    4,722                         5,279
Premises & equipment....................    3,515                         6,351
Other assets............................      881                         1,289
                                          -------                      --------
  Total assets..........................  $83,600                      $150,308
                                          =======                      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

INTEREST-BEARING LIABILITIES:
NOW accounts............................  $10,228      248     2.42%   $ 11,963       231    1.93%
Money market accounts...................    5,435      137     2.52%      9,219       413    4.48%
Savings deposits........................    3,548       80     2.26%      6,474       169    2.61%
Time deposits < $100....................   27,407    1,526     5.57%     46,861     3,003    6.41%
Time deposits > $100....................    7,425      400     5.39%     22,138     1,471    6.64%
Federal funds purchased.................       --       --       --       1,352        83    6.14%
Repurchase agreements...................    2,448       93     3.80%      2,722       126    4.63%
Other borrowings........................       --       --       --         213        14    6.57%
                                          -------   ------             --------   -------
  Total interest-bearing liabilities....   56,491    2,484     4.40%    100,942     5,510    5.46%
                                                    ------                        -------
Net interest spread.....................            $3,914     3.84%              $ 6,314    3.47%
                                                    ======                        =======
Noninterest-bearing demand deposits.....   11,775                        17,584
Accrued expenses and other
  liabilities...........................      968                         1,028
Shareholders' equity....................   14,383                        30,821
Unrealized gain/loss inv sec............      (17)                          (67)
                                          -------                      --------
  Total liabilities and shareholders'
    equity..............................  $83,600                      $150,308
                                          =======                      ========
Impact of noninterest-bearing sources
  and other changes in balance sheet
  composition...........................                       1.03%                         1.30%
Net interest margin.....................                       4.87%                         4.77%

-------------------------

* Yield adjusted due to pro forma consolidation elimination between Colonial Bank's Dalton, Georgia branches and First Security. First Security maintained interest-bearing deposit accounts at Colonial Bank's Dalton, Georgia branches from March through August 1999.

     The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of earning assets and interest-bearing liabilities and the rates earned and paid by our subsidiaries on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

        CHANGE IN INTEREST INCOME AND EXPENSE ON A TAX EQUIVALENT BASIS

                                               2000 COMPARED TO PRO FORMA 1999
                                                     INCREASE (DECREASE)
                                                IN INTEREST INCOME AND EXPENSE
                                                      DUE TO CHANGES IN:
                                            --------------------------------------
                                            VOLUME   RATE    ADJUSTMENTS*   TOTAL
                                            ------   -----   ------------   ------
                                                        (IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans, net of unearned income.............  $4,433   $ 505                  $4,938
Investment securities.....................     791      20                     811
Other earning assets......................      27    (350)       315           (8)
                                            ------   -----       ----       ------
  Total earning assets....................   5,252     174        315        5,741

INTEREST-BEARING LIABILITIES:
NOW accounts..............................      33     (50)                    (17)
Money market accounts.....................     170     106                     276
Savings deposits..........................      76      13                      89
Time deposits < $100......................   1,247     230                   1,477
Time deposits > $100......................     978      93                   1,071
Federal funds purchased...................      83      --                      83
Repurchase agreements.....................      13      20                      33
Other borrowings..........................      14      --                      14
                                            ------   -----       ----       ------
  Total interest-bearing liabilities......   2,613     413                   3,026
                                            ------   -----       ----       ------
Increase (decrease) in net interest
  income..................................  $2,639   $(239)      $315       $2,715
                                            ======   =====       ====       ======

-------------------------

* Adjustment between First Security and the three Dalton, Georgia Colonial Bank branches for interest earned on deposit for 8 months ended August 31, 2000.

PROVISION FOR LOAN LOSSES

     The provision for loan losses in 2000 was $811 thousand, compared with $280 thousand in 1999 and $300 thousand in 1998. As a percentage of average outstanding loans, the provisions recorded for 2000 and 1999 were 0.75% and 0.46%, respectively (averages for the three Dalton, Georgia Colonial Bank branches for 1998 are not available). Net loan charge-offs as a percentage of average outstanding loans for 2000 were 0.02%, compared with 0.06% for 1999. The increase in the provision for loan losses in 2000 is primarily attributed to the fact that for much of 1999 the loan portfolio for the three

Dalton, Georgia Colonial Bank branches was mature and had relatively no growth; conversely, the loan portfolio grew by approximately 119% from 1999 to 2000, and based on our evaluation of known and inherent risks in the portfolio, past experience, and current economic conditions, an addition to the reserve for potential loan losses was required. We anticipate that the provision for loan loss expense for 2001 may exceed the expense for 2000 because of the continued growth of the loan portfolio.

     Additional discussion on loan quality and the allowance for loan losses is included in the "Asset Quality" subsection of this report.

NONINTEREST INCOME

     Total noninterest income for 2000 was $1.1 million, compared with $717 thousand in 1999 and $956 thousand in 1998. The following table presents the components of noninterest income for 2000, 1999, and 1998.

                               NONINTEREST INCOME

                                                 FOR YEARS ENDED DECEMBER 31,
                                  ----------------------------------------------------------
                                  COLONIAL BANK                           FIRST
                                    BRANCHES      PRO FORMA              SECURITY
                                      1998          1999      % CHANGE     2000     % CHANGE
                                  -------------   ---------   --------   --------   --------
                                                        (IN THOUSANDS)
NSF fees........................      $ --          $306          --      $  504       64.7%
Service charges on deposit
  accounts......................       786           295       -62.5%        238      -19.3%
Mortgage loan and related
  fees..........................        --             3          --         120    3,900.0%
Other income....................       170           113       -33.5%        226      100.0%
                                      ----          ----       -----      ------    -------
  Total noninterest income......      $956          $717       -25.0%     $1,088       51.7%
                                      ====          ====       =====      ======    =======

     The primary source of noninterest income for First Security are service charges and fees on deposit accounts held by Dalton Whitfield Bank and Frontier Bank. Total service charges, including non-sufficient funds fees, were $742 thousand, or 68% of total noninterest income for 2000, compared with $601 thousand, or 84% of total noninterest income for 1999. The growth of deposit service charge and fee revenue for 2000 over 1999 was directly related to the increase in the number of deposit accounts. From 1998 to 1999, total service charges decreased due to our belief that Colonial Bank focused less effort on its three Dalton, Georgia branches once the sales agreement for the branch acquisition was executed. Management anticipates that service charges and fees on deposit accounts will continue to increase during 2001.

     Mortgage loan and related fees for 2000 were $120 thousand, compared to $3 thousand in 1999. The increase is due to the fact that First Security began this operation only at the very end of 1999, while 2000 reflects a full year of mortgage loan operations. We anticipate an increase in these fees during 2001 due to the fact that the mortgage interest rates have decreased at the end of 2000 and beginning of 2001, resulting in larger volumes of mortgage origination and refinancing. Substantially all of the mortgage loan and related fees recorded during 2000 were received as the result of originating approximately $8.7 million of residential mortgages that were subsequently sold into the secondary market. These loans were all sold with the right to service the loans (the servicing asset) released to the purchaser for a fee.

NONINTEREST EXPENSE

     Total noninterest expense for 2000 was $7.5 million, compared with $4.8 million in 1999 and $3.4 million in 1998. Noninterest expense for 2000 includes $750 thousand of charges related to the acquisition of First Central Bank of Sweetwater, Tennessee, primarily for employee salaries and professional fees. The following table represents the components of noninterest expense for the years ended December 31, 1998, 1999, and 2000.

                           OTHER NONINTEREST EXPENSE

                                           FOR THE YEARS ENDED DECEMBER 31,
                              ----------------------------------------------------------
                                COLONIAL                              FIRST
                              BANK BRANCHES   PRO FORMA              SECURITY
                                  1998          1999      % CHANGE     2000     % CHANGE
                              -------------   ---------   --------   --------   --------
                                                    (IN THOUSANDS)
Salaries & benefits.........     $1,417        $2,096        47.9%    $3,961       89.0%
Occupancy expense...........        252           222       -11.9%       537      141.9%
Furniture and equipment.....        173           256        48.0        488       90.6%
Advertising.................        160           115       -28.1%       156       35.7%
Amortization expense --
  goodwill..................                      379                    443       16.9%
Professional fees...........         45           610      1255.6        491      -19.5%
Data processing.............                       77                    318      313.0%
Telephone...................         75            98        30.7        146       49.0%
Printing & supplies.........         62            72        16.1        175      143.1%
Management fees.............        405           161       -60.2%               -100.0%
Allocated overhead..........        387           264       -31.8%               -100.0%
Other expense...............        425           416        -2.1%       789       89.7%
                                 ------        ------      ------     ------     ------
  Total noninterest
     expense................     $3,401        $4,766        40.1%    $7,504       57.4%
                                 ======        ======      ======     ======     ======

     Total salaries and benefits for 2000 increased by 89% over the 1999 level. This increase was primarily due to two reasons: (i) staff additions to support Frontier Bank's opening, which includes the headquarters and four branch offices and (ii) 1999 Pro Forma totals include First Security staff for a partial year and the branch staff for the three Dalton, Georgia Colonial Bank branches for a partial year (First Security's partial year includes support for Dalton Whitfield Bank's pre-opening staff, First Security's staff, and Frontier Bank's pre-opening staff). First Security had 101 full time equivalent employees at December 31, 2000, compared with 61 such employees at December 31, 1999. Salaries and benefits in 1998 were $679 thousand less than 1999, primarily due to 1998 including only those employees of the three Colonial Bank branches, compared to 1999 which includes those employees of the three Colonial Bank branches and First Security.

     Total occupancy expense for 2000 increased by 141.9% compared with 1999 and 113.1% compared with 1998. This increase is due to the opening of Frontier Bank's banking offices during 2000. Frontier Bank leases three of its bank facilities. As a result, current period occupancy expense is higher than if Frontier Bank owned the real estate, but conversely and due to favorable market conditions, Frontier Bank was able to deploy the capital into earning assets rather than capital expenditures for facilities. From 1998 to

1999, there were no substantial changes in the facilities First Security acquired when its subsidiary, Dalton Whitfield Bank, acquired the three Colonial Bank branches.

     Similar to occupancy expense, furniture and equipment expense increased in 2000 due to the opening of Frontier Bank and its branch offices. From 1998 to 1999, furniture and equipment expense increased primarily due to First Security acquiring new computer equipment in conjunction with the acquisition of the three Colonial Bank branches, as well as furniture and equipment expenditure (i.e. equipment rental, depreciation expense) necessary for Dalton Whitfield Bank's pre-opening staff, First Security's staff, and Frontier Bank's pre-opening staff.

     Advertising increased from 1999 to 2000 due to the opening of Frontier Bank. From 1998 to 1999, advertising decreased because once Colonial Bank entered the agreement to sell its Dalton, Georgia branches, it decreased the amount spent on advertising during the first eight months of 1999.

     Goodwill amortization expense increased in 2000 due to the goodwill created by the acquisition of First Central Bank of Sweetwater, Tennessee. Goodwill associated with this acquisition was $973 thousand. Goodwill amortization expense in 1999 was related only to our acquisition of certain assets and liabilities from the Dalton, Georgia branches of Colonial Bank. Goodwill created by this branch acquisition was $6.2 million. Colonial Bank recorded no goodwill amortization expense in 1998.

     Professional fees for 2000 were $491 thousand of which approximately $160 thousand were related to the acquisition of First Central Bank. The remaining fees for 2000 were for other professional services such as internal and external audit, legal services, and regulatory compliance consultation. During 1999, professional fees were $610 thousand of which approximately $335 thousand were related to the Colonial Bank branch acquisition and approximately $107 thousand were related to the formation of First Security. As with 2000, the remaining fees for 1999 were for various other professional services.

     Data processing remained relatively stable from 1999 to 2000. Our banks entered into three-year contracts with the Intercept Group (formerly Advanced Computer Enterprises). The monthly fees associated with these contracts are based materially on transaction volume. Therefore, as First Security grows, we believe that data processing costs will increase. The primary reason the cost increased by only $24 thousand, or 8%, from 1999 to 2000 was because the amount paid by Colonial Bank for data processing for its three Dalton, Georgia branches for the first eight months of 1999 was at a higher monthly rate than First Security paid on a monthly basis for the last four months of that year.

     Telephone expense, as well as printing and supplies expense, increased primarily due to the opening of the Frontier Bank office locations in 2000.

     Management fees and allocated overhead expenses were an expense classification used between Colonial Bank and its three Dalton, Georgia branches. These expenses are not comparable to First Security.

INCOME TAXES

     First Security booked an income tax benefit of $347 thousand in 2000, compared with a pro forma benefit of $157 thousand in 1999 and an expense of $421 thousand in 1998.

The effective tax rated used to calculate First Security's tax benefit is approximately 38%. As of December 31, 2000, First Security's net deferred tax asset was $604 thousand.

STATEMENT OF FINANCIAL CONDITION

     First Security's consolidated assets increased 80.6% from December 31, 1999 to December 31, 2000. Asset growth is directly related to deposit growth and the funds available to First Security for investment. During 2000, First Security was successful at expanding its market share in Dalton, Georgia, as well as opening and expanding its market share in Chattanooga, Sweetwater, and Athens, Tennessee.

LOANS

     Total loans increased by 119% from December 31, 1999 to December 31, 2000. As part of our acquisition of the three Colonial bank branches in Dalton, Georgia we negotiated a purchase option with regard to the loans originating from these three branches. As a result, loans acquired in our acquisition of these three branches were approximately $45 million. From the branch acquisition consummation date, September 16, 1999, to December 31, 1999, total loans increased from $24.7 million to $69.7 million. This increase was due to the loan demand that followed First Security's senior management lending team. Loans outstanding at the end of 2000 were $152.9 million, or $83.2 million greater than the year-end 1999. The increase in 2000 is attributable to the opening of Frontier Bank and the loan demand that continues to be generated by First Security's experienced senior management lending team. We anticipate that loan demand will continue to be strong during 2001. To fund the future loan growth, we intend to increase core deposits, but we will also use alternative funding sources as needed. The following table presents a summary of the loan portfolio by category for the last two years.

                               LOANS OUTSTANDING

                                                          AS OF DECEMBER 31,
                                                     -----------------------------
                                                      1999       2000     % CHANGE
                                                     -------   --------   --------
                                                            (IN THOUSANDS)
Commercial.........................................  $23,914   $ 57,501     140.4%
Real estate -- construction........................    2,102      6,201     195.0%
Real estate -- mortgage............................   32,673     57,595      76.3%
Installment loans to individuals...................   10,522     31,268     197.2%
Other..............................................      513        348     -32.2%
                                                     -------   --------    ------
  Total loans......................................  $69,724   $152,913     119.3%
                                                     =======   ========    ======

     Substantially all of First Security's loans are to customers located in Georgia and Tennessee, in the immediate markets of Dalton Whitfield Bank and Frontier Bank. Other than a carpet industry concentration in Dalton, Georgia (as of December 31, 2000, loans related to the carpet industry were approximately $21 million), we believe that First Security is not dependent on any single customer or group of customers whose insolvency would have a material adverse effect on operations. We also believe that the loan portfolio is diversified among loan collateral types, as noted by the following table.

                            LOANS BY COLLATERAL TYPE

                                                       AS OF DECEMBER 31,
                                          --------------------------------------------
                                           1999     % OF LOANS     2000     % OF LOANS
                                          -------   ----------   --------   ----------
                                                         (IN THOUSANDS)
Secured by real estate:
  Construction and land development.....  $ 2,102       3.0%     $  6,201       4.1%
  Farmland..............................       66       0.1%        1,044       0.7%
  Home equity lines of credit...........    2,891       4.1%       11,548       7.6%
  Residential first liens...............    5,289       7.6%       13,477       8.8%
  Other residential liens...............    4,763       6.8%        3,798       2.5%
  Multi-family residential..............      306       0.4%        2,101       1.4%
  Non-farm and non-residential..........   19,358      27.8%       25,627      16.8%
                                          -------     -----      --------     -----
     Total real-estate..................   34,775      49.9%       63,796      41.7%
Other loans:
  Commercial and industrial.............   23,716      34.0%       56,919      37.2%
  Agricultural..........................      198       0.3%          582       0.4%
  Credit cards and other revolving
     credit.............................       --       0.0%          129       0.1%
  Consumer installment loans............   10,522      15.1%       31,139      20.4%
  Other.................................      513       0.7%          348       0.2%
                                          -------     -----      --------     -----
     Total other loans..................   34,949      50.1%       89,117      58.3%
                                          -------     -----      --------     -----
     Total loans........................  $69,724     100.0%     $152,913     100.0%
                                          =======     =====      ========     =====

     The following table sets forth the maturity distribution of the loan portfolio as of December 31, 2000. First Security's loan policy does not permit automatic roll-over of matured loans.

                               LOANS BY MATURITY

                                                        AS OF DECEMBER 31, 2000
                           ----------------------------------------------------------------------------------
                                           OVER THREE
                            LESS THAN       MONTHS TO     ONE YEAR TO   THREE YEARS TO   OVER FIVE
                           THREE MONTHS   TWELVE MONTHS   THREE YEARS     FIVE YEARS       YEARS      TOTAL
                           ------------   -------------   -----------   --------------   ---------   --------
                                                             (IN THOUSANDS)
Closed end 1-4 family
  residential............    $ 3,267         $   732        $ 3,728        $ 5,750        $   --     $ 13,477
All other loans..........     68,541          13,930         22,119         31,686         3,160      139,436
                             -------         -------        -------        -------        ------     --------
  Total..................    $71,808         $14,662        $25,847        $37,436        $3,160     $152,913
                             =======         =======        =======        =======        ======     ========

ASSET QUALITY

     We consider our subsidiaries' asset quality to be of primary importance. The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. The loan portfolio is analyzed monthly to identify potential problems. This analysis is undertaken in conjunction with the establishment of First Security's allowance for loan losses to provide a basis for determining the adequacy of its loan loss reserves to absorb losses that might be experienced. In addition to such analyses of existing loans, management considers the banks' historical loan losses, past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans, and other factors which may affect probable future loan losses. Furthermore, as the banks' loan staff continues to increase the loan portfolio through new loan accounts, such new loans have limited historical loss experience for which to base a specific reserve. Thus, the general reserve has been increased to compensate for loan growth and the lack of historical experience with the volume of such loans. First Security does not currently allocate the allowance for loan losses to the various loan categories.

     The following table presents a summary of changes in the allowance for loan losses for the past three years. As indicated in the table, the charge-off and recovery experience for Colonial Bank's three Dalton, Georgia branches was higher than First Security's since the branch acquisition. This is largely due to the fact that through the loan purchase option in the branch acquisition purchase agreement, Dalton Whitfield Bank did not purchase the loans that it deemed to be potentially bad credits at that time. For this reason and due to having relatively little loan loss experience, net charge-offs as a percentage of average loans remained low for the First Security for the last four months in 1999 and the year of 2000.

                ANALYSIS OF CHANGES IN ALLOWANCE FOR LOAN LOSSES

                            COLONIAL BANK BRANCHES            FIRST SECURITY
                          ---------------------------   ---------------------------
                                         EIGHT MONTHS   FOUR MONTHS
                           YEAR ENDED       ENDED          ENDED        YEAR ENDED
                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,
                              1998           1999           1999           2000
                          ------------   ------------   ------------   ------------
                                               (IN THOUSANDS)
Allowance for loan
  losses:
  Beginning of period...    $  1,450      $   1,177      $      --      $   1,057
  Provision for loan
     losses.............         300            280             --            811
  Additions due to
     business
     combinations.......          --             --          1,088             94
                            --------      ---------      ---------      ---------
       Total............       1,750          1,457          1,088          1,962
                            --------      ---------      ---------      ---------
  Amounts charged off:
     Commercial.........         270             11             --             --
     Real estate --
       construction.....          10             --             --             --
     Real estate --
       residential
       mortgage.........         224            171             --             --
     Consumer...........         425             52             31             24
                            --------      ---------      ---------      ---------
       Total loans
          charged off...         929            234             31             24
                            --------      ---------      ---------      ---------
  Recoveries of
     charged-off loans
     Commercial.........         252            219             --             --
     Real estate --
       construction.....          --             --             --             --
     Real estate --
       residential
       mortgage.........           3              2             --             --
     Consumer...........         101              2             --              4
                            --------      ---------      ---------      ---------
       Total
          recoveries....         356            223             --              4
                            --------      ---------      ---------      ---------
  Net charge-offs.......         573             11             31             20
                            --------      ---------      ---------      ---------
Allowance for loan
  losses -- end of
  period................    $  1,177      $   1,446      $   1,057      $   1,942
                            ========      =========      =========      =========
Total loans -- end of
  period................    $ 70,805      $  61,502      $  69,724      $ 152,913
Average loans...........    $ 66,917      $  67,064      $  48,439      $ 107,483
As a percentage of
  average loans:
  Net charge-offs.......        0.86%          0.02%          0.06%          0.02%
  Provision for loan
     losses.............        0.45%          0.42%          0.00%          0.75%

                            COLONIAL BANK BRANCHES            FIRST SECURITY
                          ---------------------------   ---------------------------
                                         EIGHT MONTHS   FOUR MONTHS
                           YEAR ENDED       ENDED          ENDED        YEAR ENDED
                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,
                              1998           1999           1999           2000
                          ------------   ------------   ------------   ------------
                                               (IN THOUSANDS)
Allowance as a
  percentage of year-end
  loans.................        1.66%          2.35%          1.52%          1.27%
Allowance as a
  percentage of
  non-performing loans..      240.20%       1475.51%        414.51%       1765.45%

     We believe that the allowance for loan losses at December 31, 2000 is sufficient to absorb losses inherent in the loan portfolio based on our assessment of the information available. Our assessment involves uncertainty and judgment; therefore, the adequacy of the allowance for loan losses cannot be determined with precision and may be subject to change in future periods. In addition, bank regulatory authorities, as part of their periodic examinations of our banks, may require additional charges to the provision for loan losses in future periods if the results of their reviews warrant. The allocation of the allowance for loan losses by loan category at the dates indicated is presented below.

                                                 YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------
                                              1999                     2000
                                     ----------------------   ----------------------
                                               PERCENT OF               PERCENT OF
                                     AMOUNT   LOANS IN EACH   AMOUNT   LOANS IN EACH
                                               CATEGORY TO              CATEGORY TO
                                               TOTAL LOANS              TOTAL LOANS
                                     ------   -------------   ------   -------------
                                                     (IN THOUSANDS)
Commercial.........................  $  359        34.3%      $  719        37.6%
Real estate-construction...........      32         3.0%          93         4.1%
Real estate-mortgage...............     327        46.9%         648        37.7%
Consumer...........................     210        15.1%         391        20.4%
Unallocated........................     129         0.7%          91         0.2%
                                     ------       -----       ------       -----
                                     $1,057       100.0%      $1,942       100.0%
                                     ======       =====       ======       =====

NON-PERFORMING ASSETS

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Interest of $3 thousand was reported on these loans during 2000, and an additional amount of less than $1 thousand would have been earned if these loans had been performing. No amount of loans that have been classified by regulatory examiners as loss, substandard, doubtful, or special mention has been excluded from amounts disclosed as non-performing loans. While non-performing assets represent potential losses to First Security, we do not anticipate any material losses thereon, since most are believed to be adequately secured.

     There are no commitments to lend additional funds to loan customers with loans on non-accrual status at December 31, 2000. The table below summarizes First Security's non-performing assets for the last two years.

                              NONPERFORMING ASSETS

                                                                   AS OF
                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
                                                              (IN THOUSANDS)
Nonaccrual loans............................................  $  --    $  63
Loans past due 90 days and still accruing...................    255       47
                                                              -----    -----
  Total nonperforming loans.................................    255      110
Other real estate owned.....................................     --       --
                                                              -----    -----
  Total nonperforming assets................................  $ 255    $ 110
                                                              =====    =====
Nonperforming loans as a percentage of total loans..........   0.37%    0.07%
Nonperforming assets as a percentage of total assets........   0.23%    0.06%

INVESTMENT SECURITIES

     The composition of our securities portfolio reflects our investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. Our securities portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for investing available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits and borrowed funds. We use two categories to classify our securities:
"held to maturity" or "available for sale." As of December 31, 2000, all securities purchased by us have been classified as available for sale. Our securities portfolio at December 31, 2000 consisted of United States agency bonds and mortgage backed securities. While First Security has no plans to liquidate a significant amount of any securities, the securities available for sale may be used for liquidity purposes should management deem it to be in our best interest.

DEPOSITS

     As of September 16, 1999, the date on which we acquired Colonial Bank's branches in Dalton, Georgia, deposits were approximately $67.3 million. By December 31, 1999, deposits were $74.9 million. This increase was a result of First Security's senior management drawing customers from other local financial institutions in Dalton, Georgia. The 117% increase in 2000 resulted from the continued core deposit market penetration by Dalton Whitfield Bank, the opening of Frontier Bank and its market acceptance, and a certificate of deposit campaign held by Dalton Whitfield Bank to support its strong loan demand. The certificate of deposit campaign raised approximately $20 million, all of which has been replaced with lower interest rate deposits or repriced at generally lower market rates available at maturity.

INTEREST RATE SENSITIVITY

     Financial institutions are subject to interest rate risk to the degree that their interest-bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest-earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of First Security's earning assets and liabilities within defined time periods is referred to as "Gap" analysis. At December 31, 2000, the cumulative one-year gap for First Security (as consolidated) was a negative (or liability sensitive) $6.6 million, or 3.7% of total earning assets. This means liabilities reprice slightly faster than assets under rate changes. Such a gap is considered small, and pretax net income would be virtually unchanged with a one percent change in interest rates.

     Intense competition in First Security's markets continues to pressure quality loan rates downward, while conversely pressuring deposit rates upward. The following table reflects First Security's rate sensitive assets and liabilities by maturity as of December 31, 2000. Variable rate loans are shown in the category of due "one to three months" because they reprice with changes in the prime lending rate. Fixed rate loans are presented assuming the entire loan matures on the final due date. Actually, payments are made at regular intervals and are not reflected in this schedule. Additionally, demand deposits and savings accounts have no stated maturity; however, it has been First Security's experience that these accounts are not totally rate sensitive, and accordingly the following analysis assumes 11% of interest bearing demand deposit accounts, 25% of Money Market Deposit Accounts, and 20% savings accounts reprice within one year and the remaining accounts reprice within one to five years.

                         INTEREST RATE GAP SENSITIVITY

                                                  AS OF DECEMBER 31, 2000
                       -----------------------------------------------------------------------------
                                                                                OVER FIVE
                                                                      ONE       YEARS AND
                                   ONE THROUGH    FOUR THROUGH      THROUGH     NON-RATE
                       IMMEDIATE   THREE MONTHS   TWELVE MONTHS   FIVE YEARS    SENSITIVE    TOTAL
                       ---------   ------------   -------------   -----------   ---------   --------
                                                      (IN THOUSANDS)
Interest earning
  assets:
  Federal funds
    sold.............   $4,370                                                              $  4,370
  Securities.........                $   300        $    997        $ 5,575     $ 13,306      20,178
  Mortgage loans held
    for sale.........                    977                                                     977
  Loans..............                 70,831          14,662         63,283        3,160     151,936
                        ------       -------        --------        -------     --------    --------
  Total interest
    earning assets...    4,370        72,108          15,659         68,858       16,466     177,461
Interest-bearing
  liabilities:.......                                                                             --
  Demand deposits....                    899             899         14,553                   16,352
  MMDA deposits......                  1,685           1,685         10,112                   13,483
  Savings deposits...                    603             603          4,822                    6,027
  Time deposits......                 19,293          68,465         10,723                   98,481
  Fed funds
    purchased/
    repurchase
    agreements.......    4,588                                                                 4,588
                        ------       -------        --------        -------     --------    --------

                                                  AS OF DECEMBER 31, 2000
                       -----------------------------------------------------------------------------
                                                                                OVER FIVE
                                                                      ONE       YEARS AND
                                   ONE THROUGH    FOUR THROUGH      THROUGH     NON-RATE
                       IMMEDIATE   THREE MONTHS   TWELVE MONTHS   FIVE YEARS    SENSITIVE    TOTAL
                       ---------   ------------   -------------   -----------   ---------   --------
                                                      (IN THOUSANDS)
Total
  interest-bearing
  liabilities........    4,588        22,480          71,652         40,210           --     138,931
Noninterest-bearing
  sources of funds...                                                             28,171      28,171
Interest sensitivity
  gap................     (218)       49,628         (55,993)        28,648      (11,705)     10,359
                        ------       -------        --------        -------     --------    --------
Cumulative
  sensitivity gap....   $ (218)      $49,410        $ (6,584)       $22,064     $ 10,359    $     --
                        ======       =======        ========        =======     ========    ========

LIQUIDITY

     Liquidity refers to First Security's ability to adjust its future cash flows to meet the needs of daily operations. First Security relies primarily on management service fees from Dalton Whitfield Bank and Frontier Bank for liquidity. Within the de novo chartering conditions of Dalton Whitfield Bank and Frontier Bank are standard three-year restrictions prohibiting dividends to First Security without prior regulatory approval. Since dividends are not available, First Security must rely on these service fees for its liquidity.

     The liquidity of our banks refers to the ability or financial flexibility to adjust their future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis. The primary sources of funds for the banks are cash generated by repayments of outstanding loans, interest payments on loans, and new deposits. Additional liquidity is available from the maturity and earnings on securities and liquid assets, as well as the ability to liquidate securities available for sale. Cumulatively, Dalton Whitfield Bank and Frontier Bank also had unsecured federal funds lines in the aggregate amount of $23.4 million at year-end 2000 under which they can borrow funds to meet short-term liquidity needs. The funds generated from these sources have been adequate to provide the necessary liquidity for the banks.

     Net cash provided or used from operations results primarily from net income or loss, adjusted for the following noncash accounting items: provision for loan losses, depreciation and amortization, and deferred income taxes or benefits. These items amounted to cash provided of $274 thousand in 2000 and cash used of $948 thousand in the last four months of 1999. During 2000, cash provided by operations was available to increase earning assets.

CAPITAL RESOURCES

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary federal regulators for our subsidiaries and First Security, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to their assets in accordance with the guidelines. In addition to these guidelines, Dalton Whitfield Bank and Frontier Bank have standard chartering conditions that require them to maintain an 8% leverage ratio for their first three years of operations. First Security, Dalton Whitfield Bank, and Frontier Bank all maintain capital levels exceeding the minimum levels required by the chartering conditions, in addition to exceeding those capital requirements for well capitalized banks and bank holding companies under applicable regulatory guidelines.

                                WELL       ADEQUATELY     FIRST     DALTON WHITFIELD   FRONTIER
DECEMBER 31, 2000            CAPITALIZED   CAPITALIZED   SECURITY         BANK           BANK
-----------------            -----------   -----------   --------   ----------------   --------
Tier I capital to risk
  adjusted assets..........      6.00%        4.00%        13.9%           9.9%          18.7%
Total capital to risk
  adjusted assets..........     10.00%        8.00%        15.1%          11.0%          19.9%
Leverage ratio.............      5.00%        4.00%        12.8%           8.4%          19.2%

EFFECTS OF INFLATION

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation results in financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce First Security's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

ACCOUNTING AND REGULATORY MATTERS

SEGMENT REPORTING

     Upon incorporation, First Security adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". This new accounting standard revises the definition of reportable "segments" and the presentation of related disclosures. The standard focuses on the identification of reportable segments on the basis of discrete business units and their financial information to the extent such units are reviewed by an entity's "chief decision maker" (which can be an individual or group of management persons). SFAS 131 permits aggregation or combination of segments that have similar characteristics. In First Security's operations, both Dalton Whitfield Bank and Frontier Bank and their respective branches are viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although Dalton Whitfield Bank and Frontier Bank and their respective branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products, and services. Further, First Security and its subsidiaries are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, First Security's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflect the presentation of segment information on an aggregated basis in one reportable segment.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Effective January 1, 2001, First Security adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", as amended. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. First Security currently does not have any derivative instruments that require fair value measurement under SFAS 133, and, accordingly, the effect of the adoption will not have a material impact on its results of operations or financial position.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the staff of the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on First Security's results of operations or financial position.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN 44 clarifies the application of Accounting Principles Board Opinion No. 25 regarding (i) the definition of employee for purposes of applying APB Opinion No. 25; (ii) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan; (iii) the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 25, 1998 or January 12, 2000. First Security believes that the adoption of FIN 44 will not have a material effect on its consolidated results of operations or financial position.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. First Security currently complies with the provisions of SFAS 125, and it does not currently engage in the types of transactions covered by the revised standards. Accordingly, the effect of adoption is not expected to have a material impact on First Security's results of operations or its financial position.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk, with respect to First Security, is the risk of loss arising from adverse changes in interest rates and prices. The risk of loss can result in either lower fair market values or reduced net interest income. Although we manage other risk, such as credit and liquidity, management considers interest rate risk to be the more significant market risk, and it could potentially have the largest material effect on our financial condition. Further, we believe the potential reduction of net interest income to be more significant than the effect of reduced fair market values. First Security does not maintain a trading portfolio or deal in international instruments, and therefore First Security is not exposed to risk inherent to trading activities and foreign currency.

     First Security's interest rate risk management is the responsibility of our Asset/Liability Management Committee which has established policies and limits to monitor, measure, and coordinate First Security's sources, uses, and pricing of funds.

     Interest rate risk represents the sensitivity of earnings to changes in interest rates. As interest rates change the interest income and expense associated with First Security's interest sensitive assets and liabilities also change, thereby impacting net interest income, the primary component of our earnings. Our Asset/Liability Management Committee utilizes the results of both a static and dynamic Gap analysis, as well as Plansmith's quarterly RiskAnalyzer report, to quantify the estimated exposure of net interest income to a sustained change in interest rates.

     The Gap analysis projected net interest income based on both a rise and fall in interest rates of 200 basis points (2.00 percent) over a twelve-month period. The model is based on actual repricing dates of interest sensitive assets and interest sensitive liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rates of certain assets.

     First Security measures this exposure based on an immediate change in interest rates of up or down 200 basis points. Given this scenario, First Security had an exposure to falling rates and a benefit from rising rates at year end. More specifically, the model forecasts a decline in net interest income of $610 thousand or 9.66%, as a result of a 200 basis point decline in rates. The model also predicts a $456 thousand increase in net interest income, or 8.43%, as a result of a 200 basis point increase in rates. The forecasted results of the model are within the limits specified by our Asset/Liability Management Committee. The following chart reflects First Security's sensitivity to changes in interest rates as of December 31, 2000. Numbers are based on a flat balance sheet and assumed paydowns and maturities of assets and liabilities that are reinvested in like instruments at (i) current interest rates, (ii) rates of 200 basis points less, and (iii) rates of 200 basis points more.

     In examining First Security's income sensitivity for the first quarter, 2001 the same models were utilized, but net interest income for the quarter was annualized for purposes of comparability.

                               INTEREST RATE RISK
                           INCOME SENSITIVITY SUMMARY

                                                        AS OF MARCH 31, 2001
                                                  ---------------------------------
                                                  DOWN 200 BP   CURRENT   UP 200 BP
                                                  -----------   -------   ---------
                                                           (IN THOUSANDS)
Net interest income.............................    $ 8,049     $8,894     $9,539
$ Change net interest income....................    $  (845)    $   --     $  645
% Change net interest income....................      -9.50%      0.00%      7.25%

     During the first quarter of 2001, First Security's exposure to falling rates and the potential benefit of increased interest rates declined slightly. As of March 31, 2001, the model predicted a decline in net interest income of 9.50%, or $845 thousand, as a result of a 200 basis point rate reduction. Conversely, a 200 basis point increase in rates at quarter end would result in an increase in net interest income of 7.25%, or $645 thousand. These potential gains and losses remain within the parameters set by our Asset/Liability Management Committee, and the predicted outcomes generated by the model suggest First Security's net interest income is slightly less sensitive to shifts in interest rates as compared to the year end December 31, 2000.

                               INTEREST RATE RISK
                           INCOME SENSITIVITY SUMMARY

                                                       AS OF DECEMBER 31, 2000
                                                  ---------------------------------
                                                  DOWN 200 BP   CURRENT   UP 200 BP
                                                  -----------   -------   ---------
                                                           (IN THOUSANDS)
Net interest income.............................    $ 5,704     $6,314     $6,846
$ Change net interest income....................    $  (610)    $   --     $  532
% Change net interest income....................      -9.66%      0.00%      8.43%

     The preceding sensitivity analysis is a modeling analysis, which changes periodically and consists of hypothetical estimates based upon numerous assumptions including interest rate levels, shape of the yield curve, prepayments on loans and securities, rates on loans and deposits, reinvestments of paydowns and maturities of loans, investments and deposits, and others. In addition, there is no input for growth or a change in asset mix. While assumptions are developed based on the current economic and market conditions, management cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

     As market conditions vary from those assumed in the sensitivity analysis, actual results will differ. Also, the sensitivity analysis does not reflect actions that our Asset/Liability Management Committee might take in responding to or anticipating changes in interest rates.

                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

BOARD OF DIRECTORS

     The following table sets forth certain information regarding First Security's directors as of March 31, 2001. Beneficial ownership of shares has been retroactively restated to reflect the 13 for 10 stock split effected as a stock dividend on April 15, 2001.

                                                                BENEFICIAL OWNERSHIP
                                                                OF SHARES OF COMMON
NAME AND AGE                                                    STOCK AND PERCENTAGE
AT MARCH 31, 2001           PRINCIPAL OCCUPATION AND           OF OUTSTANDING SHARES
AND DATE FIRST ELECTED      BUSINESS EXPERIENCE                         (1)
----------------------      ------------------------          ------------------------
Rodger B. Holley (54)       Chairman of the Board, Chief             77,515 (1.89%)
  (1999)                    Executive Officer, and President
                            of First Security Group, Inc.
                            since February 1999; also
                            Chairman of the Board, Chief
                            Executive Officer, and Corporate
                            President, Frontier Bank since
                            June 2000 and a director of
                            Dalton Whitfield Bank since
                            September 1999; and previously
                            Chairman, Chief Executive
                            Officer, and President of
                            Pioneer Bancshares, Inc.
                            (Chattanooga, TN) from 1992 to
                            November 1998 with service to
                            First American National Bank
                            following FANB's acquisition of
                            Pioneer Bancshares, Inc.
Larry R. Belk (47)          Director of First Security               52,000 (1.27%)
  (1999)                    Group, Inc. since 1999; Director
                            and Regional President, Frontier
                            Bank (Sweetwater, TN) since June
                            2000; also President of First
                            Security Bank (Sweetwater
                            Branch, Frontier Bank) since
                            June 2000; and previously
                            President, Valley Bank
                            (Sweetwater, TN) from 1995 to
                            April 1999.

                                                                BENEFICIAL OWNERSHIP
                                                                OF SHARES OF COMMON
NAME AND AGE                                                    STOCK AND PERCENTAGE
AT MARCH 31, 2001           PRINCIPAL OCCUPATION AND           OF OUTSTANDING SHARES
AND DATE FIRST ELECTED      BUSINESS EXPERIENCE                         (1)
----------------------      ------------------------          ------------------------
Clayton Causby (72)         President of Poly-Tec Fibers,           195,000 (4.75%)
  (1999)                    Inc. (Textile Sales) and BC
                            Fibers, Inc. (Textile Sales)
                            from 1984 and 1993,
                            respectively, to present;
                            Director of First Security
                            Group, Inc. since 1999; Chairman
                            of the Board, Dalton Whitfield
                            Bank since September 1999; and
                            previously Chairman of the
                            Board, Pioneer Bank, FSB from
                            1998 to 1999; Chairman of
                            Dalton/Whitfield Bank & Trust
                            from 1989 to 1996.
Kenneth C. Dyer, III (44)   Director of First Security                    13,000*
  (1999)                    Group, Inc. since 1999; and
                            Director and Regional President,
                            Frontier Bank (Chattanooga, TN)
                            since June 2000. Previously City
                            President, FANB (Chattanooga,
                            TN) from November 1998 to August
                            1999, and President, Pioneer
                            Bank (Chattanooga, TN) from 1997
                            to November 1998.
Douglas F. Heuer, III (55)  President, The Heuer Insurance                   260*
  (1999)                    Agency, Inc. (General Insurance,
                            Sweetwater, TN) since 1994;
                            Director of First Security
                            Group, Inc. since 1999; Director
                            of Frontier Bank since June
                            2000; previously Chairman of the
                            Board, Valley Bank (Sweetwater,
                            TN) from 1996 to 1999.
Ralph L. Kendall (73)       Director of First Security                     6,500*
  (1999)                    Group, Inc. since 1999; and
                            Director, Frontier Bank since
                            June 2000. Retired as a partner
                            with Ernst & Young (accounting)
                            in 1986.

                                                                BENEFICIAL OWNERSHIP
                                                                OF SHARES OF COMMON
NAME AND AGE                                                    STOCK AND PERCENTAGE
AT MARCH 31, 2001           PRINCIPAL OCCUPATION AND           OF OUTSTANDING SHARES
AND DATE FIRST ELECTED      BUSINESS EXPERIENCE                         (1)
----------------------      ------------------------          ------------------------
D. Ray Marler (57) (1999)   President of Ray Marler                  65,000 (1.58%)
                            Construction Company (General
                            Construction, Chattanooga, TN)
                            since 1965; Chief Manager of
                            Environmental Materials, LLC
                            (Environmental Services,
                            Chattanooga, TN) since 1998;
                            President Environmental
                            Holdings, Inc. (Environmental
                            Services, Chattanooga, TN) since
                            1998; President Environmental
                            Materials, Inc. (Environmental
                            Services, Chattanooga, TN) since
                            1998; Chief Manager of American
                            Technologies, LLC (Environmental
                            Services, Chattanooga, TN) since
                            1999; Director of First Security
                            Group, Inc. since 1999; and
                            Director of Frontier Bank since
                            2000.

-------------------------

* Less than one percent of outstanding shares.

(1) Information relating to beneficial ownership of shares is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he may disclaim beneficial interest.

EXECUTIVE OFFICERS

     In addition to Messrs. Holley, Belk, Causby, and Dyer, for whom occupational information has been provided in the table under the caption "Board of Directors," the executive officers of First Security, Dalton Whitfield Bank, and Frontier Bank consist of the following individuals:

     William L. Lusk, Jr., age 33, has been First Security's Secretary, Chief Financial Officer, and Executive Vice President since April 1999. Mr. Lusk served as the Director of Strategic Planning, Vice President of Pioneer Bancshares, Inc. (Chattanooga, TN) from December 1997 to March 1999, after previously serving as its Controller, Vice President since 1993.

     J. Alan Wells, age 49, has served as Chief Executive Officer and President of Dalton Whitfield Bank since March 2001. Prior to accepting his current positions with the Dalton Whitfield Bank, Mr. Wells was the Chairman, Chief Executive Officer and President of Regions Bank of Dalton, Georgia from 1998 to March 2001. From 1994 to 1998, Mr. Wells served as Executive Vice President of Regions Bank of Dalton.

     Michael G. Mathis, age 32, has been an Executive Vice President at Frontier Bank since August 1999. Mr. Mathis was previously employed as Senior Vice President, Division Manager -- Commercial Banking at FANB (Chattanooga, TN) from November 1998 to July 1999, and as Commercial Lending Vice President, Pioneer Bank (Chattanooga, TN) from 1995 to October 1998.

     Richard E. Nelson, age 40, has served as Executive Vice President of Frontier Bank (Chattanooga, TN) from August 1999 to present. Mr. Nelson was previously employed as a Senior Vice President for FANB (Chattanooga, TN) from November 1998 to July 1999 and as Senior Vice President, Pioneer Bank (Chattanooga, TN) from 1995 to October 1998.

     Samuel D. Richesin, age 45, has served as Executive Vice President of the First Security Bank branch of Frontier Bank (Sweetwater, TN) since February 2001 after serving as a Senior Vice President for First Security Bank since June 2000. Mr. Richesin was previously employed as the Senior Mortgage Officer for Valley Bank (Sweetwater, TN) from 1979 until April 1999.

     Charles M. Davis, age 53, has been an Executive Vice President with the First Security Bank branch of Frontier Bank since June 2000. Prior to accepting employment with Frontier Bank, Mr. Davis was employed as an Executive Vice President for Valley Bank (Sweetwater, TN) from 1978 through May 1999.

     Martin Blanchard, age 55, has been an Executive Vice President with Dalton Whitfield Bank since March 2001. Prior to accepting employment with Dalton Whitfield Bank, Mr. Blanchard was employed as an Executive Vice President for Regions Bank (Dalton, Georgia) from 1993 to 2001.

PRINCIPAL SHAREHOLDERS

     As of March 31, 2001, there were no persons known to us who were beneficial owners of more than 5% of First Security's issued and outstanding common stock, other than Steve A. McKenzie, P.O. Box 1479, Cleveland, Tennessee, 37364 and Brenda B. McKenzie, P.O. Box 6092, Cleveland, Tennessee, 37364, who beneficially own 260,000 shares, or 6.3% of the total shares outstanding, as joint tenants in common. As of March 31, 2001, the shares of common stock beneficially owned by all directors, executive officers, and 5% shareholders of First Security and the executive officers of Dalton Whitfield Bank and Frontier Bank as a group (14 persons) was 721,125 shares, or approximately 17.6% of the total shares outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain elements of compensation for our chief executive officer and three of the other most highly compensated executive officers of First Security and the banks for each of the last two calendar years since our organization in 1999:

                           SUMMARY COMPENSATION TABLE

                                                                         ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY     BONUS    COMPENSATION
---------------------------                 ----   --------   -------   ------------
                   (A)                      (B)      (C)        (D)         (E)
Rodger B. Holley..........................  1999   $116,666   $     0
  Chief Executive Officer                   2000   $175,200   $     0       N/A*
Kenneth C. Dyer, III......................  1999   $ 59,949   $60,000
  Regional President, Frontier Bank         2000   $140,409   $     0       N/A*
Larry R. Belk.............................  1999   $ 90,400   $     0
  Regional President, Frontier Bank         2000   $136,008   $     0       N/A*
William L. Lusk, Jr.......................  1999   $ 56,667   $     0
  Chief Financial Officer                   2000   $ 86,658   $     0       N/A*

-------------------------

* Aggregate total of the dollar value of all other compensation for perquisites and other personal benefits does not exceed the lesser of $50,000.00 or ten percent (10%) of the named individual's cash compensation.

OPTION GRANTS

     No restricted stock awards or stock options had been granted or were outstanding under First Security's incentive plan through the calendar year ending December 31, 2000. Subsequent to the end of the last calendar year, however, First Security issued incentive stock options under the incentive plan to certain key executive officers and employees of First Security and our subsidiaries. The following table sets forth certain information respecting the award of such incentive stock options under the incentive plan to our chief executive officer and three other most highly compensated individuals named in the Summary Compensation Table. The number of shares underlying the options granted under the incentive plan has been restated to reflect the 13 for 10 stock split effected as a stock dividend on April 15, 2001.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                              ANNUAL
                          NUMBER OF                                                    RATES OF STOCK PRICE
                         SECURITIES                                                   APPRECIATION FOR OPTION
                         UNDERLYING       PERCENT OF TOTAL                                     TERM
                           OPTIONS       OPTIONS GRANTED TO   EXERCISE   EXPIRATION   -----------------------
NAME                       GRANTED           EMPLOYEES         PRICE        DATE          5%          10%
----                   ---------------   ------------------   --------   ----------   ----------   ----------
         (A)                 (B)                (C)             (D)         (E)          (F)          (G)
Rodger B. Holley.....      80,600             18.83%           $7.69       2/1/11      $389,798     $987,824
Kenneth C. Dyer,
  III................      45,500             13.82%           $7.69       2/1/11      $220,047     $557,643
Larry R. Belk........      45,500             13.82%           $7.69       2/1/11      $220,047     $557,643
William L. Lusk,
  Jr.................      41,600             12.63%           $7.69       2/1/11      $201,186     $509,845

DIRECTOR COMPENSATION

     Neither First Security nor its subsidiaries presently intends to compensate its directors for their attendance of meetings of their respective boards of directors or for any other services to their respective boards of directors. First Security, Dalton Whitfield Bank, and Frontier Bank may pay director fees to their directors once First Security and the banks reach sustained net cumulative profitability. Directors may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their service on the respective boards of directors.

EMPLOYMENT CONTRACTS

     We have no employment contracts with any executive officer named in the Summary Compensation Table, all of whom are employees at will. Under the terms of our incentive plan, options previously awarded thereunder, but not yet vested for purposes of exercise, are subject to accelerated vesting in the event of a merger or other business combination giving rise to a change in control of First Security.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The member's of the Compensation Committee of First Security's board of directors are, and during the last fiscal year were, D. Ray Marler (Chairman), Douglas F. Heuer, III, and Ralph L. Kendall. No member of the Compensation Committee is an officer or employee of First Security or the banks.

     Members of the Compensation Committee also were customers of or had banking and financial transactions with our subsidiaries in the ordinary course of business subsequent to January 1, 2000. All outstanding loans and other transactions with members of the Compensation Committee were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. It is expected that our subsidiaries will continue to have similar transactions in the ordinary course of their business with such individuals in the future.

SECOND AMENDED AND RESTATED 1999 LONG TERM INCENTIVE PLAN

     The Second Amended and Restated 1999 Long Term Incentive Plan was adopted by our board of directors and shareholders on March 10, 1999. A summary of this incentive plan is set forth below. The summary is qualified in its entirety by reference to the full text of the incentive plan which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is part. See "Additional Information."

     GENERAL. The purpose of the incentive plan is to promote our success and enhance our value by linking the personal interests of employees, officers, and directors to those of our new shareholders and by providing such persons with an incentive for outstanding performance. As of March 31, 2001, there were approximately 104 persons eligible to participate in the incentive plan.

     The incentive plan authorizes the granting of awards to selected employees, officers, and directors of First Security or our subsidiaries in the following forms: (i) options to purchase shares of common stock, which may be incentive stock options or non-qualified and (ii) restricted stock.

     Subject to adjustment as provided in the incentive plan, the aggregate number of shares of common stock reserved and available for awards is 650,000 (of which not more than 10% may be granted as awards of restricted stock). The maximum number of shares of common stock with respect to one or more options that may be granted during any one calendar year under the incentive plan to any one participant is 130,000. The maximum fair market value of any awards (other than options) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the incentive plan is $100,000.

     ADMINISTRATION. The incentive plan will be administered by the Compensation Committee of our board of directors. The Compensation Committee has the power, authority, and discretion, among other things, to: (i) designate participants; (ii) determine the type or types of awards to be granted to each participant and the terms and conditions thereof; (iii) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the incentive plan; and (iv) make all other decisions and determinations that may be required under the incentive plan or that the Compensation Committee deems necessary or advisable.

     AWARDS. The Compensation Committee may determine that any award will be determined solely on the basis of (i) the achievement by First Security, or a parent or subsidiary, of a specified target return or target growth in return on equity or assets; (ii) First Security's stock price or the stock price of a parent or subsidiary company; (iii) the achievement by First Security, or a parent or subsidiary or a business unit of First Security, of a specified target or target growth in revenues, net income, or earnings per share; (iv) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets, and/or retention of employees; or (v) any combination of the goals set forth in
(i) through (iv) above. Furthermore, the Compensation Committee reserves the right for any reason to reduce (but not increase) any award, notwithstanding the achievement of a specified goal. If an award is made on such basis, the Compensation Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Tax Code, or the regulations thereunder). Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

     No unexercised or restricted award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualifying domestic relations order. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     In the event of a change in control of First Security (as defined in the incentive plan), all outstanding options and restricted stock that may be exercised will become fully vested and all restrictions on the exercise of all outstanding awards will lapse; provided, however that such acceleration will not occur if, in the opinion of our accountants, such acceleration would preclude the use of pooling of interest accounting treatment for a change in control transaction that (i) would otherwise qualify for such accounting treatment and
(ii) is contingent upon qualifying for such accounting treatment. In the event of the occurrence of any circumstance, transaction, or event not constituting a change in control but which the board of directors deems to be, or to be reasonably likely to lead to, an effective change in control of us, the Compensation Committee may in its sole discretion declare all outstanding options and restricted stock that may be exercised to become fully vested and/or all restrictions on all outstanding awards to lapse, in each case, as of such date as the Compensation Committee may in its sole discretion declare, which may be on or before the consummation of such transaction or event.

     TERMINATION AND AMENDMENT. The board of directors or the Compensation Committee may terminate, amend, or modify the incentive plan without shareholder approval; provided, however, that the board of directors or the Compensation Committee may condition any amendment on the approval of our shareholders if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws, policies, or regulations. No termination, amendment, or modification of the incentive plan may adversely affect any award previously granted under the incentive plan without the consent of the participant.

     BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS. As of March 31, 2001, options to purchase 360,490 shares of common stock have been granted under our incentive plan.

     SECTION 162(M). Pursuant to Section 162(m) of the Tax Code, we may not deduct compensation in excess of $1 million paid to the chief executive officer and the four next most highly compensated executive officers of First Security. The incentive plan is designed to comply with Tax Code Section 162(m) so that the grant of options under the incentive plan will be excluded from the calculation of annual compensation for purposes of Tax Code Section 162(m) and will be fully deductible by us, although other awards under the incentive plan that are not performance-based awards may not so qualify.

                              CERTAIN TRANSACTIONS

     Certain of our directors, officers, and principal shareholders and their associates were customers of, or had banking and financial transactions with either Dalton Whitfield Bank or Frontier Bank in the ordinary course of business subsequent to January 1, 2000. Some of First Security's directors or the directors of the banks are directors, officers, trustees, or principal securities holders of corporations or other organizations which also were customers of, or had banking and financial transactions with the banks in the ordinary course of business subsequent to January 1, 2000.

     All outstanding loans and other transactions with the directors, officers, and principal shareholders of First Security and its subsidiaries were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of credit extended to directors, executive officers, and principal shareholders as of March 31, 2001 was $5.2 million or 16.8% of our shareholders' equity. It is expected that our subsidiaries will continue to have similar transactions in the ordinary course of their business with such individuals and their associates in the future.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain statutes, rules, and regulations affecting First Security, Dalton Whitfield Bank, and Frontier Bank. This summary is qualified in its entirety by reference to the statutory and regulatory provisions referred to below and elsewhere and is not intended to be an exhaustive description of the statutes or regulations applicable to First Security's and our banks' businesses. Any change in the applicable law or regulations may have a material effect on our business.

     Supervision, regulation, and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of First Security's common stock.

BANK HOLDING COMPANY REGULATION

     GENERAL. First Security is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As a bank holding company registered with the Federal Reserve under the BHC Act and the Georgia Department of Banking and Finance under the Financial Institutions Code of Georgia, we will be subject to supervision, examination, and reporting by the Federal Reserve and the Georgia Department. The Tennessee Department of Financial Institutions does not regulate bank holding companies. First Security's activities will be limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     First Security will be required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require. The Federal Reserve will regularly examine First Security and may examine its subsidiaries. The Georgia Department also may examine First Security.

     INVESTMENT ACTIVITIES. The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking, managing or controlling banks, or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

     Under the BHC Act, First Security will be generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     In addition, and subject to certain exceptions, the BHC Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, so that any bank holding company located in one state may lawfully acquire a bank located in any other state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching effective June 1, 1997. The Tennessee legislature also adopted legislation opting into interstate branching effective May 1, 1998.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under this Act, qualified bank holding companies may commence regulatory approved non-banking activity without prior notice to the Federal Reserve; written notice is required within 10 days after commencing the activity. Under this Act, the prior notice period is reduced to 12 days in the event of any non-banking acquisition or share purchase or de novo non-banking activity previously approved by order of the Federal Reserve but not yet implemented by regulations, assuming the size of the acquisition or proposed activity does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 Capital.

     In 1997, the Federal Reserve adopted amendments to its Regulation Y, implementing certain provisions of the Economic Growth and Regulatory Paperwork Reduction Act of 1996. Among other things, these amendments to Federal Reserve Regulation Y: (i) reduce the notice and application requirements applicable to bank and non-bank acquisitions and de novo expansion by well-capitalized and well-managed holding companies; (ii) expand the list of non-banking activities permitted under Regulation Y and reduce certain limitations on previously permitted activities; and (iii) amend Federal Reserve anti-tying restrictions to allow banks greater flexibility to package products with their affiliates.

     In November 1999, Congress enacted the Gramm-Leach-Bliley Act which made substantial revisions to the statutory restrictions separating banking activities from certain other financial activities. Under the Gramm-Leach-Bliley Act, bank holding companies that are well-capitalized and well-managed and meet certain other conditions can elect to become "financial holding companies." As such, they and their subsidiaries are permitted to acquire or engage in previously impermissible activities such as insurance underwriting, securities underwriting and distribution, travel agency activities, board insurance agency activities, merchant bank, and other activities that the Federal Reserve determines to be financial in nature or complementary thereto. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the Gramm-Leach-Bliley Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. While we do not currently intend to become a financial holding company in order to exercise the broader activity powers provided by this Act, we may elect to do so in the future.

     GEORGIA DEPARTMENT OF BANKING AND FINANCE. First Security is also regulated by the Georgia Department of Banking and Finance. The Financial Institutions Code of Georgia requires annual registration with the Georgia Department by all Georgia bank holding companies. Such registration includes information with respect to the financial condition, operations, and management of intercompany relationships of the bank holding company and its subsidiaries and related matters. The Georgia Department may also require such other information as is necessary to keep itself informed as to whether there has been compliance with the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department. The Financial Institutions Code of Georgia also requires prior Georgia Department approval for the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, for a merger or consolidation of a bank holding company with another bank holding company, or for other similar investment activities regulated by the BHC Act.

     TENNESSEE DEPARTMENT OF FINANCIAL INSTITUTIONS. The Tennessee Department of Financial Institutions does not regulate bank holding companies. Accordingly, First Security will not be regulated by the Tennessee Department.

     SOURCE OF FINANCIAL STRENGTH. Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, if a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company's subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the bank holding company to such subsidiary banks will likely be unsecured and subordinated to such bank's depositors and perhaps to other creditors of such bank.

BANK REGULATION

     GENERAL. Dalton Whitfield Bank is a Georgia bank whose deposits are insured by the FDIC. Dalton Whitfield Bank will be subject to regulation and examination by the Georgia Department and by its primary federal regulator, the FDIC. The Georgia Department and the FDIC will regulate and monitor all of Dalton Whitfield Bank's operations, including reserves, loans, mortgages, payments of dividends, interest rates, and the establishment of branches. Interest and other charges collected or contracted for by Dalton Whitfield Bank will be subject to state usury laws and certain federal laws concerning interest rates.

     Frontier Bank is a Tennessee bank whose deposits are also insured by the FDIC. Frontier Bank will be subject to regulation and examination by the Tennessee Department and by its primary federal regulator, the FDIC. The Tennessee Department and the FDIC will regulate and monitor all of Frontier Bank's operations, including reserves, loans, mortgages, payments of dividends, interest rates, and the establishment of branches. Interest and other charges collected or contracted for by Frontier Bank will be subject to state usury and certain federal laws concerning interest rates.

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, all insured institutions must undergo regular on-site examination by the appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate banking agency (and state supervisor when applicable). The Federal Deposit Insurance Corporation Improvement Act of 1991 also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. This Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     TRANSACTIONS WITH AFFILIATES AND INSIDERS. Dalton Whitfield Bank and Frontier Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to investments in or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts.

     Dalton Whitfield Bank and Frontier Bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies.

Our banks will also be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit: (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     BRANCHING. Dalton Whitfield Bank currently has branches located in Whitfield County, Georgia. All intrastate branching restrictions in Georgia have been removed, and statewide banking is now permissible. Although Dalton Whitfield Bank currently has no definitive plans for opening any other offices, depending on profitability and community needs, other offices may be considered. First Security, with prior regulatory approval, will be permitted to acquire interest in and operate banks throughout the State of Georgia. Under Georgia law, any bank acquired by First Security could be merged into Dalton Whitfield Bank, and its offices could then be operated as branch offices of Dalton Whitfield Bank. There are currently no plans for First Security to make any such acquisition.

     Frontier Bank currently has branches located in Hamilton, Monroe, and McMinn Counties, as well as a loan production office in Loudon County, Tennessee. All intrastate branching restrictions in Tennessee have been removed as of May 1, 1998 and statewide banking is now permissible. Although Frontier Bank currently has no definitive plans for opening any other offices, depending on profitability and community needs, other offices may be considered. First Security, with prior regulatory approval, will be permitted to acquire interest in and operate banks throughout the State of Tennessee. Under Tennessee law, any bank acquired by First Security could be merged into Frontier Bank, and its offices could then be operated as branch offices of Frontier Bank. There are currently no plans for First Security to make any such acquisition.

     OTHER REGULATIONS. Interest and certain other charges collected or contracted for by Dalton Whitfield Bank and Frontier Bank will be subject to state usury laws and certain federal laws concerning interest rates. The banks' loan operations will also be subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the banks will also be subject to the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

ENFORCEMENT POLICIES AND ACTIONS

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 and subsequent federal legislation significantly increases the enforcement abilities of the FDIC and other federal depository institution regulators and authorizes the imposition of civil money penalties up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement abilities provided under this Act.

DIVIDENDS

     The principal source of First Security's cash revenues will come from dividends received from Dalton Whitfield Bank and Frontier Bank. As both Dalton Whitfield Bank and Frontier Bank are newly chartered banks, they are prevented from paying dividends to First Security during the first three years of operations without prior regulatory approval. After the lapse of this three year restriction, the amount of dividends that may be paid by the banks to First Security depends on the banks' earnings and capital position and will be limited by federal and state law, regulations, and policies. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     After the lapse of the three year chartering limitation, cash dividends on Dalton Whitfield Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which its paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. The Georgia Department's current rules and regulations require prior Georgia Department approval before cash dividends may be declared and paid if: (i) Dalton Whitfield Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of Dalton Whitfield Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of Dalton Whitfield Bank's assets classified as adverse as to repayment or recovery by the Georgia Department at the most recent examination of Dalton Whitfield Bank exceeds 80% of its equity capital as reflected at such examination.

     Likewise, after the three year chartering limitation, cash dividends on Frontier's common stock may be declared and paid only out of its retained earnings, and net profits may be credited to retained earnings only after the proper deductions have been made for all expenditures, expenses, taxes, losses, bad debts and any write-offs, or other deductions as required by the Tennessee Department. Thereafter, Frontier Bank may declare a dividend, quarterly, semi-annually, or annually, from that account in an amount judged expedient by its board of directors. Before declaring the dividend, however, the board of directors must deduct any net loss from the undivided profits account and transfer to the bank's surplus account: (i) the amount, if any, required to raise the surplus to 50% of the capital stock and (ii) the amount required, if any, but not less than 10% of net profits, to make the paid-in surplus account equal the capital stock account. After these requirements are met, Frontier Bank may declare a dividend if it is adequately reserved against deposits and those reserves will not be impaired by the declaration of the dividend.

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     Under the Federal Deposit Insurance Corporation Act of 1991, neither Dalton
Whitfield Bank nor Frontier Bank may pay a cash dividend if, after paying the dividend, it would be undercapitalized. See "Capital Regulations."

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies with consolidated assets in excess of $150 million and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8% of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interest in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Small bank holding companies with less than $150 million in consolidated assets are not separately evaluated from their bank subsidiaries for purposes of determining capital adequacy, and only the subsidiary bank's capital is considered.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points greater.

     The Federal Deposit Insurance Corporation Act of 1991 established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital

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requirements, including "well capitalized," "adequately capitalized,"
"undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

     Under the regulations for the Federal Deposit Insurance Corporation Act of 1991, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to: (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or
(vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect First Security in several ways. Rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time, making an additional capital infusion necessary.

     The Federal Deposit Insurance Corporation Act of 1991 requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what effect these regulations, when implemented, would have on First Security and the Banks.

FEDERAL DEPOSIT INSURANCE CORPORATION ACT OF 1991

     The Federal Deposit Insurance Corporation Act of 1991 also directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. These standards are not expected to have any material effect on First Security or the banks.

     This Act also contains a variety of other provisions that may affect the operations of First Security, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, Dalton Whitfield Bank and Frontier Bank are well capitalized and not restricted.

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     The Federal Deposit Insurance Corporation Act of 1991 generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under this Act and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE ASSESSMENTS

     Dalton Whitfield Bank and Frontier Bank are subject to FDIC deposit insurance assessments. The banks' deposits will be primarily insured by the FDIC. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for FDIC-insured depository institutions. Each financial institution is assigned to one of three capital groups: well capitalized, adequately capitalized, or undercapitalized. Each financial institution is further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. The FDIC is presently considering whether to charge deposit insurance premiums based upon management weaknesses and whether the bank's underwriting practices, concentrations of risk, and growth are undisciplined or outside industry norms.

     FDIC assessment rates currently range from 0 basis points on deposits for a financial institution in the highest category to 27 basis points on deposits for an institution in the lowest category, but may be as high as 31 basis points. In addition, the Deposit Insurance Funds Act of 1996 authorized the FDIC to collect FICO deposit assessments on Bank Insurance Fund-assessable deposits, which for June 30, 1998 such assessment was 1.22 basis points for FDIC-insured banks.

COMMUNITY REINVESTMENT ACT

     First Security and the banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended, and the regulations thereunder. Under the Community Reinvestment Act, all banks and thrifts have a continuing and affirmative

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obligation, consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Act. The Community Reinvestment Act requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

     Under Community Reinvestment Act regulations, an evaluation system rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's performance under this Act consists of three tests: a lending test, an investment test, and a service test. Each of these tests will be applied by the institution's primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test, the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks, will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans.

     Institutions having total assets of less than $250 million, such as Dalton Whitfield Bank and Frontier Bank, are evaluated under more streamlined criteria. In addition, a financial institution has the option of having its Community Reinvestment Act performance evaluated based on a strategic plan of up to five years in length that it developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution is required to obtain the prior approval of its federal regulator.

     The interagency Community Reinvestment Act regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial non-compliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agency's rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's Community

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Reinvestment Act rating would continue to be taken into account by its primary federal regulator in considering various types of applications.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of First Security and the banks will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

     The monetary policies of the Federal Reserve historically have had a significant effect on the operating results of commercial banks and will continue to do so in the future. The conditions in the national and international economies and money markets, as well as the actions and changes in policy by monetary and fiscal authorities, and their effect on First Security, Dalton Whitfield Bank, and Frontier Bank cannot be predicted.

                        SHARES ELIGIBLE FOR FUTURE SALE

     If all shares offered are sold in this offering and including those shares into which our subordinated mandatory convertible promissory notes will convert on October 15, 2001, unless earlier called by us, 7,338,094 shares of First Security's common stock will be outstanding. The 3,000,000 shares offered in this offering will be freely tradable without restriction or further registration unless purchased by our "affiliates." As defined in Rule 144 under the Securities Act, an "affiliate" of an issuer is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such issuer, and would generally include members of the boards of directors of First Security, Dalton Whitfield Bank, and Frontier Bank, executive officers of First Security, Dalton Whitfield Bank, and Frontier Bank, and holders of 5% or more of First Security's common stock.

     In general, under Rule 144, as currently in effect, any affiliate, as described above, who purchases shares pursuant to this offering is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of our common stock (73,381 shares immediately after the offering), or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, and the availability of current public information about us. Following the expiration date of this offering, we intend to file periodic reports with the SEC that provide the "current public information" required by Rule 144. A shareholder (or shareholders whose shares are aggregated) who has not been an affiliate of First Security for at least 90 days prior to a proposed sale transaction and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the value or other limitations described above.

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

     Upon the completion of the offering, there will be outstanding options to purchase approximately 360,490 shares of common stock pursuant to employee stock options and director stock options. Each of the outstanding options will become ratably vested after a period of three years from the date of grant. For additional information regarding these options, see "Financial Statements and Supplementary Data -- Note 17."

     No active trading market exists for our common stock, and we have no reason to believe that an active trading market will develop in the foreseeable future. There are no present plans for the common stock to be listed or qualified for trading on any stock exchange or in the Nasdaq over-the-counter market. As a result, no prediction can be made of the effect, if any, that this offering will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such shares, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of equity securities. See "Risk Factors."

                  DESCRIPTION OF FIRST SECURITY'S COMMON STOCK

     The following information concerning our capital stock summarizes certain provisions of First Security's Articles of Incorporation, commonly referred to as our Charter, and Bylaws, as well as certain statutes regulating the rights of holders our common stock. The information does not purport to be a complete description of such matters and is qualified in all respects by the provisions of the Charter, the Bylaws, and the Tennessee Business Corporation Act.

COMMON STOCK

     GENERAL. Our Charter authorizes our board of directors to issue a maximum of 20,000,000 shares of common stock, $0.01 par value. As of the date of this prospectus, 4,106,344 shares of common stock were issued and outstanding. In addition, a total of approximately 360,490 shares of common stock were subject to outstanding employee stock options and reserved for future issuance.

     VOTING RIGHTS. The holders of common stock are entitled to one vote per share, unless otherwise provided by law, and are not entitled to cumulative voting rights in the election of directors. As a result, the holders of more than 50% of the shares of the common stock voting in the election of directors (subject to the voting rights of any preferred shares then outstanding) may elect all of the directors then standing for election if they choose to do so. In such event, the holders of the remaining less than 50% of the shares voting for the election of directors are not able to elect any person or persons to the board of directors.

     DIVIDEND RIGHTS. Subject to any preferences for preferred shares then outstanding, each share of our common stock is entitled to participate equally in dividends as and when declared by the board of directors out of funds legally available therefor. The payment of dividends is further subject to certain regulatory restrictions which prohibits us from paying any dividends except from retained earnings. As of March 31, 2001, we have no retained earnings and a cumulative deficit of $1 million.

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     PREEMPTIVE RIGHTS.  The holders of our common stock do not have any preemptive or preferential rights to purchase or to subscribe for any additional shares of common stock or any other securities that may be issued by First Security.

     ASSESSMENT AND REDEMPTION. The shares of common stock presently outstanding are, and the shares that will be issued in connection with this offering will be, fully paid and non-assessable. There is no provision for redemption or conversion of our common stock.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution, or winding up of First Security, whether voluntarily or involuntarily, the holders of our common stock (and the holders of any class or series of preferred stock entitled to participate with First Security's common stock in the distribution of assets) will be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities or after adequate provision is made therefor and after distribution to holders of any class of stock having preference over our common stock in the case of liquidation.

     PREFERRED STOCK. Our Charter does not currently authorize the board of directors to issue any shares of preferred stock. Any amendment to the Charter authorizing the issuance of preferred stock will require the prior approval of the holders of a majority of First Security's common stock then issued and outstanding.

     CERTAIN TAKEOVER CONSIDERATIONS. Subject to the application of the Tennessee Business Combination Act and the Tennessee Control Share Acquisition Act, the affirmative vote of the holders of a majority of the issued and outstanding capital stock of First Security is generally required with respect to a merger, exchange offer, or the sale of all or substantially all of First Security's assets.

     Certain antitakeover protections for Tennessee corporations are set forth in the Tennessee Business Corporation Act, the Business Combination Act and the Control Share Acquisition Act. Because we expect to register our common stock with the SEC under the Securities Exchange Act of 1934 following the completion of this offering, the Business Combination Act will automatically apply to us unless our shareholders or board of directors adopt a bylaw amendment or the shareholders adopt a charter amendment excluding First Security from the anti-takeover protections afforded under the Business Combination Act prior to Securities Exchange Act of 1934 registration. Our board of directors has no present intention of adopting any such bylaw amendment or recommending the adoption of such charter amendment.

     The Business Combination Act imposes a five-year standstill on transactions such as mergers, share exchanges, sales of significant assets, liquidations, and other interested party transactions between Tennessee corporations and "interested shareholders" and their associates or affiliates, unless the business combination is approved by the board of directors before the interested shareholder acquires 10% or more of the beneficial ownership of any class of the corporation's voting securities. Thereafter, the transaction either requires a two-thirds vote of the shareholders other than the interested shareholder or must satisfy certain fair price standards.

     The Business Combination Act also provides exculpatory protection for the board of directors in refusing to waive the protections afforded First Security under the Business Combination Act and/or Control Share Act, or for resisting mergers, exchanges, tender offers, and similar transactions based on criteria other than price. A Tennessee corporation's charter may specifically authorize the members of its board of directors, in

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the exercise of their judgment, to give due consideration to factors other than price and to consider whether a merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation operates, or any other relevant factor in the exercise of their fiduciary duty to the shareholders. Our Charter authorizes our board of directors to take into consideration, in addition to price, the following factors in connection with a merger, tender offer, or other proposed business combination:

          (a) the business, financial condition, and earnings prospects of the acquiring person;

          (b) the competence, experience, and integrity of the acquiring person;

          (c) our prospects as an independent entity; and

          (d) the social and economic impact of the proposed transaction on First Security, our subsidiaries, our and their employers, depositors, loan and other customers, creditors, and the communities in which First Security and our subsidiaries operate.

     The provisions of our Charter may have the effect of protecting us from unwanted takeover bids because the board of directors is permitted by the Charter to take into account in good faith all relevant factors in performing its duly authorized duties.

     The Control Share Acquisition Act limits the voting rights of shares owned by a person above certain percentage thresholds (generally 20%) unless the noninterested shareholders of the corporation approve the acquisition of additional shares by the interested shareholder above the designated threshold. However, the Control Share Acquisition Act applies only to corporations whose charter or bylaws contain an express declaration that control share acquisitions are to be governed by the Control Share Acquisition Act. In addition, the charter or bylaws may specifically provide for the redemption of the control shares (shares in excess of the designated threshold) or appraisal rights for dissenting shareholders in a control share transaction. Neither our Charter nor our Bylaws currently contain a provision which subjects First Security to the provisions of the Control Share Acquisition Act, and First Security's board of directors has no present intention of adopting any such bylaw amendment. However, our board of directors could adopt such a bylaw amendment at any future time by majority vote based on facts and circumstances then present.

     The provisions described above, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, we believe that such provisions are advantageous to our shareholders in that they will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our board of directors.

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                                 LEGAL MATTERS

     The legality of the shares of common stock to be issued in this offering has been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Joseph Decosimo and Company, LLP, independent public accountants, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of Joseph Decosimo and Company, LLP as an expert in giving these kinds of reports.

                                INDEMNIFICATION

     Our Charter and Bylaws provide for indemnification of our directors and officers to the fullest extent authorized by the Tennessee Business Corporation Act, as this Act exists or may hereafter be amended. Under our Charter, no director of First Security shall be liable to us or our shareholders for monetary damages for breach of the duty of care or other duty as director, except for liability arising from: (i) a breach of the director's duty of loyalty to First Security or our shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the payment of dividends or other distributions in violation of
Section 48-18-304 of the Tennessee Business Corporation Act; or (iv) any act or omission occurring prior to February 8, 1999. Our Charter and Bylaws further provide that we may also indemnify employees and agents to the same or any lesser extent as we indemnify our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Security pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                             ADDITIONAL INFORMATION

     We have filed with the SEC through its Electronic Data Gathering and Retrieval System a Registration Statement on Form S-1 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement, or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements, or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The Registration Statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington,

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D.C. 20549 and at the regional offices of the SEC located at 7 World Trade
Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement and other information filed by First Security with the SEC via EDGAR are also available at the web site maintained by the SEC on the World Wide Web at http://www.sec.gov.

     We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934. Upon the later of the filing of a registration statement on Form 8-A with respect to First Security's common stock and the effective date of this Registration Statement, however, we and the holders of our common stock will become subject to the proxy solicitation rules, reporting requirements and restriction on stock purchases and sales by directors, officers, and greater than 10% shareholders, the annual and periodic reporting requirements, and certain other requirements of the Securities Exchange Act of 1934. Accordingly, we intend to furnish our shareholders with annual reports containing financial statements audited by independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

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                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000
  and March 31, 2000 (unaudited)............................  F-3
Consolidated Statements of Operations for the Four Months
  Ended December 31, 1999, the Year Ended December 31, 2000,
  and for the Three Month Periods Ended March 31, 2000 and
  2001 (unaudited) and for the Predecessor, the Year Ended
  December 31, 1998 and the Eight Months Ended August 31,
  1999......................................................  F-4
Consolidated Statements of Stockholders' Equity for the Four
  Months Ended December 31, 1999, the Year Ended December
  31, 2000, and for the Three Month Period Ended March 31,
  2001 (unaudited) and for the Predecessor, the Year Ended
  December 31, 1998 and the Eight Months Ended August 31,
  1999......................................................  F-5
Consolidated Statements of Cash Flows for the Four Months
  Ended December 31 1999, the Year Ended December 31, 2000,
  and for the Three Month Periods Ended March 31, 2000 and
  2001 (unaudited) and for the Predecessor, the Year Ended
  December 31, 1998 and the Eight Months Ended August 31,
  1999......................................................  F-6
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
First Security Group, Inc.
Chattanooga, Tennessee

     We have audited the accompanying consolidated balance sheets of First Security Group, Inc. and subsidiaries (Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the four months ended December 31, 1999 and the year ended December 31, 2000. We have also audited the accompanying statements of operations, stockholders' equity and cash flows of the Dalton, Georgia branches (Predecessor) of Colonial Bank for the year ended December 31, 1998 and the eight months ended August 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Security Group, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and cash flows for the four months ended December 31, 1999 and the year ended December 31, 2000, and the results of the Predecessor's operations and cash flows for the year ended December 31, 1998 and the eight months ended August 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          JOSEPH DECOSIMO AND COMPANY, LLP

Chattanooga, Tennessee
January 26, 2001, except for note 17
as to which the date is April 16, 2001

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                        1999           2000          2001
                                                    ------------   ------------   -----------
                                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS)
ASSETS
Cash and due from banks...........................    $  6,284       $  7,905       $  7,111
Federal funds sold and securities purchased under
  agreements to resell............................       6,850          4,370         10,950
                                                      --------       --------       --------
Cash and cash equivalents.........................      13,134         12,275         18,061
                                                      --------       --------       --------
Securities available for sale.....................      16,269         20,178         21,298
                                                      --------       --------       --------
Loans.............................................      69,724        152,913        179,141
Less: Allowance for loan losses...................       1,057          1,942          2,215
                                                      --------       --------       --------
                                                        68,667        150,971        176,926
                                                      --------       --------       --------
Premises and equipment, net.......................       5,063          7,022          7,346
                                                      --------       --------       --------
Goodwill..........................................       5,969          6,674          6,554
                                                      --------       --------       --------
Other assets......................................       1,409          2,432          2,060
                                                      --------       --------       --------
TOTAL ASSETS......................................    $110,511       $199,552       $232,245
                                                      ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits --
  Noninterest-bearing demand......................    $ 12,481       $ 28,171       $ 30,143
  Interest-bearing demand.........................      11,262         16,352         16,040
                                                      --------       --------       --------
                                                        23,743         44,523         46,183
                                                      --------       --------       --------
Savings...........................................      10,625         19,510         29,049
                                                      --------       --------       --------
Time deposits --
  Certificates of deposit of $100 thousand or
     more.........................................      10,475         32,211         41,515
  Certificates of deposit of less than $100
     thousand.....................................      30,042         66,270         76,949
                                                      --------       --------       --------
                                                        40,517         98,481        118,464
                                                      --------       --------       --------
     Total deposits...............................      74,885        162,514        193,696
Securities sold under agreements to repurchase....       3,476          4,588          5,468
Other liabilities.................................       1,134          1,856          2,202
                                                      --------       --------       --------
     Total liabilities............................      79,495        168,958        201,366
                                                      --------       --------       --------
Commitments and contingencies.....................
STOCKHOLDERS' EQUITY
  Common Stock -- $.01 par value -- 20,000 shares
     authorized; 4,106 shares issued..............          41             41             41
  Paid-in surplus.................................      31,546         31,546         31,546
  Accumulated deficit.............................        (515)        (1,081)          (988)
  Accumulated other comprehensive income (loss)...         (56)            88            280
                                                      --------       --------       --------
     Total stockholders' equity...................      31,016         30,594         30,879
                                                      --------       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........    $110,511       $199,552       $232,245
                                                      ========       ========       ========

The accompanying notes are an integral part of the financial statements.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    PREDECESSOR                                    COMPANY
                            ---------------------------   ---------------------------------------------------------
                                           EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                             YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                            DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                1998           1999           1999           2000           2000           2001
                            ------------   ------------   ------------   ------------   ------------   ------------
                                                                                        (UNAUDITED)    (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Loans, including fees...     $6,214         $3,845         $1,436        $10,219         $1,797         $3,829
  Due from Colonial
    Bank..................      1,002            520             --             --             --             --
  Debt
  securities -- taxable...         --             --            314          1,125            268            382
  Other...................         --             --            598            480            123            165
                               ------         ------         ------        -------         ------         ------
    Total interest
      income..............      7,216          4,365          2,348         11,824          2,188          4,376
                               ------         ------         ------        -------         ------         ------
Interest expense
  Interest-bearing demand
    deposits..............        512            329             64            231             52             80
  Savings deposits........        149            278            109            582            122            241
  Certificates of deposit
    of $100 thousand or
    more..................        615            260            140          1,471            213            611
  Certificates of deposit
    of less than $100
    thousand..............      1,951          1,065            461          3,003            519          1,196
  Other...................        136             55             38            223             47             55
                               ------         ------         ------        -------         ------         ------
    Total interest
      expense.............      3,363          1,987            812          5,510            953          2,183
                               ------         ------         ------        -------         ------         ------
Net interest income.......      3,853          2,378          1,536          6,314          1,235          2,193
  Provision for loan
    losses................        300            280             --            811             --            278
                               ------         ------         ------        -------         ------         ------
Net interest income after
  provision for loan
  losses..................      3,553          2,098          1,536          5,503          1,235          1,915
                               ------         ------         ------        -------         ------         ------
Noninterest income
  Service charges on
    deposit accounts......        786            440            160            742            148            273
  Other...................        170            101             16            346             51            226
                               ------         ------         ------        -------         ------         ------
    Total noninterest
      income..............        956            541            176          1,088            199            499
                               ------         ------         ------        -------         ------         ------
Noninterest expenses
  Salaries and employee
    benefits..............      1,417            839          1,257          3,961            785          1,194
  Net occupancy...........        252            142             63            537             87            200
  Other...................      1,732            924          1,222          3,006            635            862
                               ------         ------         ------        -------         ------         ------
    Total noninterest
      expenses............      3,401          1,905          2,542          7,504          1,507          2,256
                               ------         ------         ------        -------         ------         ------
Income (loss) before
  income tax provision
  (benefit)...............      1,108            734           (830)          (913)           (73)           158
  Income tax provision
    (benefit).............        421            279           (315)          (347)           (28)            65
                               ------         ------         ------        -------         ------         ------
Net income (loss).........     $  687         $  455         $ (515)       $  (566)        $  (45)        $   93
                               ======         ======         ======        =======         ======         ======
Basic and diluted net
  income (loss) per
  share...................                                   $(0.13)       $ (0.14)        $(0.01)        $ 0.02
                                                             ======        =======         ======         ======

The accompanying notes are an integral part of the financial statements.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        BRANCH    ACCUMULATED
                                                        EQUITY     EARNINGS      TOTAL
                                                        -------   -----------   -------
                                                                (IN THOUSANDS)
PREDECESSOR
  Balance -- December 31, 1997........................  $12,099     $  805      $12,904
     Net income.......................................                 687          687
                                                        -------     ------      -------
  Balance -- December 31, 1998........................   12,099      1,492       13,591
     Net income.......................................                 455          455
                                                        -------     ------      -------
  Balance -- August 31, 1999..........................  $12,099     $1,947      $14,046
                                                        =======     ======      =======

                                                                            ACCUMULATED
                                  COMMON STOCK                                 OTHER
                                 ---------------   PAID-IN   ACCUMULATED   COMPREHENSIVE
                                 SHARES   AMOUNT   SURPLUS     DEFICIT     INCOME (LOSS)    TOTAL
                                 ------   ------   -------   -----------   -------------   -------
                                                          (IN THOUSANDS)
COMPANY
  Issuance of common stock.....  4,106     $41     $31,546     $    --         $ --        $31,587
  Comprehensive loss --
    Net loss...................                                   (515)
    Change in net unrealized
       loss on securities
       available for sale, net
       of tax..................                                                 (56)
       Total comprehensive
         loss..................                                                               (571)
                                 -----     ---     -------     -------         ----        -------
  Balance -- December 31,
    1999.......................  4,106      41      31,546        (515)         (56)        31,016
  Comprehensive loss --
    Net loss...................                                   (566)
    Change in net unrealized
       gain on securities
       available for sale, net
       of tax..................                                                 144
       Total comprehensive
         loss..................                                                               (422)
                                 -----     ---     -------     -------         ----        -------
  Balance -- December 31,
    2000.......................  4,106      41      31,546      (1,081)          88         30,594
    Comprehensive income
    Net income (unaudited).....                                     93
    Change in net unrealized
       gain on securities
       available for sale, net
       of tax (unaudited)......                                                 192
         Total comprehensive
           income
           (unaudited).........                                                                285
                                 -----     ---     -------     -------         ----        -------
  Balance -- March 31, 2001
    (unaudited)................  4,106     $41     $31,546     $  (988)        $280        $30,879
                                 =====     ===     =======     =======         ====        =======

The accompanying notes are an integral part of the financial statements.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  PREDECESSOR                                    COMPANY
                                          ---------------------------   ---------------------------------------------------------
                                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                                           YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                              1998           1999           1999           2000           2000           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------
                                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................    $    687       $    455       $   (515)      $   (566)      $    (45)      $     93
Provision for loan losses...............         300            280             --            811             --            278
Loss on sale of premises and
  equipment.............................          84             --             --             --             --             --
Gain on sale of other real estate.......         (10)            --             --             --             --             --
Net accretion of securities.............          --             --            (35)           (80)           (22)           (41)
Amortization of goodwill................          --             --            101            443            101            120
Depreciation............................         253            166             61            363             65            126
Deferred income taxes...................          63            279           (315)          (347)           (28)            65
Changes in operating assets and
  liabilities --
  Decrease (increase) in --
    Interest receivable.................         125             85           (369)          (672)           (95)          (101)
    Other assets........................         (19)           255            (74)          (399)          (732)          (131)
  Increase (decrease) in --
    Interest payable....................        (347)          (251)            31            859            234            670
    Other liabilities...................         (24)            30            167           (138)           243             87
                                            --------       --------       --------       --------       --------       --------
      Net cash provided (used) by
        operating activities............       1,112          1,299           (948)           274           (279)         1,166
                                            --------       --------       --------       --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Activity in available-for-sale
    securities --
    Sales...............................          --             --             --          4,177             --             --
    Maturities, prepayments and calls...          --             --            401          2,279          1,035          4,082
    Purchases...........................          --             --        (16,728)       (10,047)            --         (4,841)
  Loan originations and principal
    collections, net....................      (4,312)         9,292        (25,146)       (82,582)       (17,419)       (26,233)
  Additions to premises and equipment...        (197)            --           (877)        (1,719)          (719)          (450)
  Deposits paid.........................          --             --           (318)            --             --             --
  Net cash (paid) acquired in
    transaction accounted for under the
    purchase method of accounting.......          --             --         16,215           (815)            --             --
  Net (increase) decrease in receivable
    from Colonial Bank..................      16,029        (25,245)            --             --             --             --
                                            --------       --------       --------       --------       --------       --------
      Net cash provided (used) by
        investing activities............      11,520        (15,953)       (26,453)       (88,707)       (17,103)       (27,442)
                                            --------       --------       --------       --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits...     (12,969)        16,965          5,472         86,462         19,458         31,182
  Net increase (decrease) in Federal
    funds purchased and securities sold
    under agreements to repurchase......         792         (3,132)         3,476          1,112          2,594            880
  Proceeds from issuance of common
    stock...............................          --             --         31,587             --             --             --
                                            --------       --------       --------       --------       --------       --------
      Net cash provided (used) by
        financing activities............     (12,177)        13,833         40,535         87,574         22,052         32,062
                                            --------       --------       --------       --------       --------       --------
Net increase (decrease) in cash and cash
  equivalents...........................         455           (821)        13,134           (859)         4,670          5,786
Cash and cash equivalents -- beginning
  of period.............................       1,397          1,852             --         13,134         13,134         12,275
                                            --------       --------       --------       --------       --------       --------
Cash and cash equivalents -- end of
  period................................    $  1,852       $  1,031       $ 13,134       $ 12,275       $ 17,804       $ 18,061
                                            ========       ========       ========       ========       ========       ========

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                                                  PREDECESSOR                                    COMPANY
                                          ---------------------------   ---------------------------------------------------------
                                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                                           YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                              1998           1999           1999           2000           2000           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------
                                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                              (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
  Unrealized appreciation (depreciation)
    of securities, net of deferred taxes
    of $(37) and $95 for 1999 and 2000,
    respectively, and $0 and $128 for
    March 31, 2000 and 2001,
    respectively........................    $     --       $     --       $    (56)      $    144       $     --       $    192
  Increase in other real estate owned...    $    198       $     --       $     --       $     --       $     --       $     --
SUPPLEMENTAL SCHEDULE OF CASH FLOWS
  Interest paid.........................    $  3,710       $  2,238       $    781       $  4,651       $    719       $  1,513
ACQUISITION OF BANK/BRANCH
  Loans.................................    $     --       $     --       $ 43,521       $    533       $     --       $     --
  Premises and equipment................          --             --          4,072            777             --             --
  Interest receivable...................          --             --            260              2             --             --
  Other assets..........................          --             --             36              3             --             --
  Goodwill..............................          --             --          6,245            973             --             --
  Deposit liabilities...................          --             --        (69,413)        (1,167)            --             --
  Interest payable......................          --             --           (890)            (3)            --             --
  Other liabilities.....................          --             --            (46)            (3)            --             --
  Deposit paid in prior year............          --             --             --           (300)            --             --
                                            --------       --------       --------       --------       --------       --------
Net cash paid (acquired)................    $     --       $     --       $(16,215)      $    815       $     --       $     --
                                            ========       ========       ========       ========       ========       ========

The accompanying notes are an integral part of the financial statements.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND BASIS OF PRESENTATION

FIRST SECURITY GROUP, INC., (THE COMPANY)

     First Security Group, Inc. was incorporated on February 1, 1999, as a bank holding company with the principal purpose of acquiring, developing and managing banks. From inception through August 1999, the Company operated as a development stage enterprise with the principal business activities of raising and investing capital, searching for possible acquisitions and paying salaries of founding executives. Development stage operations of the Company are included in the four months ended December 31, 1999.

     In September 1999, the Company completed the purchase of certain assets and the assumption of certain liabilities of the Dalton, Georgia branches (the Predecessor) of Colonial Bank, which was headquartered in Montgomery, Alabama. The $70,349 thousand total estimated fair value of the liabilities assumed for deposits, accrued interest and other liabilities exceeded the total estimated fair value of the assets acquired and cash received from the seller by $6,245 thousand. Since it was not practicable to reliably determine the fair value of any separately identifiable intangible assets, the total $6,245 thousand has been assigned to goodwill and is being amortized on a straight-line basis over an estimated life of fifteen years. Subsequent to the acquisition the Company changed the name of the subsidiary to Dalton Whitfield Bank.

     On June 24, 2000, the Company acquired First Central Bank of Monroe County, Sweetwater, Tennessee from First Central Bancshares, Inc. of Lenoir City, Tennessee. The total purchase price of $2,288 thousand which included the assumption of liabilities, primarily deposits and accrued interest, with an estimated fair value of $1,173 thousand, exceeded the total estimated fair value of the assets acquired by $973 thousand, which has been assigned to goodwill and is being amortized on a straight-line basis over an estimated life of fifteen years. Upon acquisition by the Company, the state chartered savings bank was converted to a state chartered commercial bank, the name was changed to Frontier Bank and the bank's headquarters was moved to Chattanooga, Tennessee. Operations of the Sweetwater branch have been included in operations of the Company since the date of acquisition. Subsequent to this acquisition, Frontier Bank has also opened a branch in Athens, Tennessee and two other branches in the Chattanooga, Tennessee metropolitan area. Frontier Bank's branches in Sweetwater and Athens, Tennessee do business as First Security Bank.

DALTON, GEORGIA BRANCHES (THE PREDECESSOR) OF COLONIAL BANK

     The accompanying financial statements of the Predecessor present the results of operations of the Dalton, Georgia branches of Colonial Bank for the year ended December 31, 1998, and for the eight months ended August 31, 1999. These financial statements have been prepared as if the Predecessor had operated as a stand-alone entity during the periods presented. The Predecessor engaged in various transactions with Colonial Bank and its affiliates that are characteristic of entities under common control. Primarily, the Predecessor participated in Colonial Bank's centralized cash management system and its cash funding requirements were met by Colonial Bank. The Predecessor's operational transactions resulted in amounts receivable from and payable to Colonial Bank

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES that fluctuated over time and were not settled through cash transfers. The Predecessor was allocated interest income at market rates on its net receivable from Colonial Bank. Colonial Bank charged the Predecessor for direct costs and expenses associated with its operations, which are included in noninterest expenses. Colonial Bank's other administrative costs not directly attributable to the Predecessor have been allocated to the Predecessor based on the Predecessor's average assets or average loans and are also included in noninterest expenses for the periods. Management believes that these methods and allocations are reasonable and result in financial statements for the Predecessor as a stand-alone entity that conform to generally accepted accounting principles in all material respects.

     The acquisition of the Predecessor was completed on September 16, 1999. Predecessor operations were not significant for the period from August 31, 1999 through September 15, 1999, and included the intercompany transactions described in the previous paragraph. Additionally, the Company did not acquire all assets and liabilities of the Predecessor. Accordingly, Predecessor statements of operations and cash flows are presented through August 31, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by the Company and its subsidiaries are as follows:

     BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of First Security Group, Inc. (the Company) and its wholly-owned subsidiaries, Dalton Whitfield Bank and Frontier Bank (the banks). All significant intercompany balances and transactions have been eliminated in consolidation.

     SECURITIES. Securities that management does not have the intent or ability to hold to maturity are classified as available-for-sale and recorded at fair value. Unrealized gains and losses are excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Gains and losses on sale of securities are determined using the specific identification method.

     CASH AND CASH EQUIVALENTS. For the purpose of presentation in the statements of cash flows, the company considers all cash and amounts due from depository institutions to be cash equivalents.

     LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     LOAN ORIGINATION FEES. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the lives of the related loans.

     INTEREST INCOME ON LOANS. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when,

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the allowance is based on the bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Certain loans on which the accrual of interest is discontinued are considered impaired and are carried at the fair value of their underlying collateral. Any difference between the loan's fair value and carrying amount is recorded as a reserve for loan losses. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     PREMISES AND EQUIPMENT. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Expenditures for repairs, maintenance and minor improvements are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and related accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

     Depreciation is provided using the straight-line method over the estimated lives of the depreciable assets. Deferred income taxes are provided for differences in the computation of depreciation for book and tax purposes.

     GOODWILL. Goodwill is amortized on a straight-line basis over fifteen years. Management reviews the carrying value of goodwill on a regular basis to determine if any impairment has occurred or if the period of recoverability has changed.

     INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     FINANCIAL INSTRUMENTS. In the ordinary course of business the company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     ADVERTISING COSTS.  Advertising costs are charged to expense when incurred.

     STOCK-BASED COMPENSATION. The company accounts for its stock-based compensation plans using the accounting method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the company is not required to adopt the fair value based recognition provisions prescribed under Statement of

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," it has elected only to comply with the disclosure requirements set forth in the statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

     ESTIMATES AND UNCERTAINTIES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     COMMON STOCK DATA. Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The Company had no common stock equivalents as of December 31, 1999 and 2000.

     COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     SEGMENT REPORTING. Upon incorporation, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This new accounting standard revises the definition of reportable 'segments' and the presentation of related disclosures. The standard focuses on the identification of reportable segments on the basis of discrete business units and their financial information to the extent such units are reviewed by an entity's "chief decision maker" (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments that have similar characteristics. In the Company's operations, each bank or branch is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the banks and branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products and services. Further, the banks and the Company are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the Company's consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities," as amended ("SFAS 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 33, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company currently does not have any derivative instruments that require fair value measurement under SFAS 133 and, accordingly, the effect of the adoption did not have a material impact on its results of operations or financial position.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

     RECENT ACCOUNTING PRONOUNCEMENTS. In December 1999, the staff of the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on the Company's results of operations or financial position.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 25, 1998 or January 12, 2000. Adoption of FIN 44 did not have a material effect on the Company's consolidated results of operations or financial position.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. The Company currently complies with the provisions of SFAS 125 and it does not currently engage in the types of transactions covered by the revised standards. Accordingly, the effect of adoption is not expected to have a material impact on the Company's results of operations or its financial position.

     UNAUDITED INTERIM FINANCIAL INFORMATION. The interim financial statements of the Company as of March 31, 2001 and for the three month periods ended March 31, 2000 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2001, and the results of the Company's operations and its cash flows for the three month periods ended March 31, 2000 and 2001. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     The Company enters into purchases of securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell consist of mortgage-backed securities at December 31, 1999, and mortgage-backed securities and federal agencies at December 31, 2000 and March 31, 2001 (unaudited). The amounts advanced under these agreements are reflected as assets in the consolidated balance sheet. Purchased securities in the possession of the seller are segregated from other securities in the seller's possession and are identified as subject to the repurchase agreements.

4. SECURITIES

     The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

                                                        GROSS        GROSS
                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                            COST        GAINS        LOSSES      VALUE
                                          ---------   ----------   ----------   -------
                                                         (IN THOUSANDS)
Securities available-for-sale
  December 31, 1999
  Debt Securities --
     Federal Agencies...................   $ 8,923       $ --         $26       $ 8,897
     Mortgage-Backed....................     7,439         --          67         7,372
                                           -------       ----         ---       -------
                                           $16,362       $ --         $93       $16,269
                                           =======       ====         ===       =======
  December 31, 2000
  Debt Securities --
     Federal Agencies...................   $11,089       $ 73         $34       $11,128
     Mortgage-Backed....................     8,943        108           1         9,050
                                           -------       ----         ---       -------
                                           $20,032       $181         $35       $20,178
                                           =======       ====         ===       =======
  March 31, 2001 (unaudited)
  Debt Securities --
     Federal Agencies...................   $10,796       $218         $ 7       $11,007
     Mortgage-Backed....................    10,036        255          --        10,291
                                           -------       ----         ---       -------
                                           $20,832       $473         $ 7       $21,298
                                           =======       ====         ===       =======

     At December 31, 2000 and March 31, 2001, federal agencies and mortgaged-backed securities with a carrying value of $1,715 thousand and $4,188 thousand (unaudited) were pledged to secure public deposits. At December 31, 1999 and 2000, and March 31, 2001, the carrying amount of securities pledged to secure repurchase agreements was $5,527 thousand, $7,935 thousand and $10,714 thousand (unaudited), respectively. At December 31, 2000, federal agencies with a carrying value of $2,979 thousand were pledged as collateral to secure Federal Home Loan Bank advances.

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

     The amortized cost and fair value of debt securities by contractual maturity at December 31, 2000 and March 31, 2001, are as follows:

                                             DECEMBER 31, 2000      MARCH 31, 2001
                                            -------------------   -------------------
                                            AMORTIZED    FAIR     AMORTIZED    FAIR
                                              COST       VALUE      COST       VALUE
                                            ---------   -------   ---------   -------
                                                         (IN THOUSANDS)
                                                                      (UNAUDITED)
Within 1 year.............................   $ 1,298    $ 1,296    $    --    $    --
Over 1 year through 5 years...............     5,504      5,575      3,533      3,657
5 years to 10 years.......................     4,287      4,257      5,285      5,375
Over 10 years.............................        --         --      1,978      1,975
                                             -------    -------    -------    -------
                                              11,089     11,128     10,796     11,007
Mortgage-Backed Securities................     8,943      9,050     10,036     10,291
                                             -------    -------    -------    -------
                                             $20,032    $20,178    $20,832    $21,298
                                             =======    =======    =======    =======

     Proceeds from sales of securities available-for-sale totaled $0 for 1999 and $4,177 thousand for the year ended December 31, 2000. There were no sales (unaudited) for the three months ended March 31, 2000 and 2001.

5. LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans by type are summarized as follows:

                                           DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                               1999           2000          2001
                                           ------------   ------------   -----------
                                                        (IN THOUSANDS)   (UNAUDITED)
Loans Secured by Real Estate --
  Residential 1-4 Family................     $12,943        $ 28,823      $ 32,698
  Commercial............................      19,664          27,728        36,774
  Construction..........................       2,102           6,201         6,228
  Other.................................          66           1,044         1,248
                                             -------        --------      --------
                                              34,775          63,796        76,948
Commercial loans........................      23,716          56,919        66,533
Consumer installment loans..............      10,522          31,268        34,594
Other...................................         711             930         1,066
                                             -------        --------      --------
     Total loans........................      69,724         152,913       179,141
Allowance for loan losses...............      (1,057)         (1,942)       (2,215)
                                             -------        --------      --------
     Net loans..........................     $68,667        $150,971      $176,926
                                             =======        ========      ========

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

     An analysis of the allowance for loan losses follows:

                                  PREDECESSOR                                    COMPANY
                          ---------------------------   ---------------------------------------------------------
                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                           YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                              1998           1999           1999           2000           2000           2001
                          ------------   ------------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS)          (UNAUDITED)    (UNAUDITED)
Allowance for loan
  losses -- beginning of
  period................     $1,450         $1,177         $   --         $1,057         $1,057         $1,942
  Additions due to
    business
    combinations........         --             --          1,088             94             --             --
  Provision for loan
    losses..............        300            280             --            811             --            278
  Loans charged off.....       (929)          (234)           (31)           (24)           (10)            (6)
  Recoveries of loans...        356            223             --              4              1              1
                             ------         ------         ------         ------         ------         ------
Allowance for loan
  losses -- end of
  period................     $1,177         $1,446         $1,057         $1,942         $1,048         $2,215
                             ======         ======         ======         ======         ======         ======

     There were no impaired loans which had been recognized in conformity with FASB Statement No. 114 as amended by FASB No. 118, as of December 31, 1999 and 2000 or March 31, 2001 (unaudited). The average recorded investment in impaired loans for the fiscal year ended December 31, 1998, and eight months ended August 31, 1999, was approximately $509 thousand and $820 thousand, respectively, with no material amount of interest income recognized thereon.

     Because of uncertainties inherent in the estimation process, management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     The banks have entered into transactions with certain directors, executive officers, employees and significant shareholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $1,093 thousand and $1,830 thousand, respectively, as of December 31, 1999 and 2000, and was $5,195 (unaudited) as of March 31, 2001. New loans made to such related parties amounted to $1,008 thousand and payments amounted to $57 thousand for 1999. For 2000, new loans amounted to $2,489 thousand and payments amounted to $1,752 thousand. For the three month period ended March 31, 2001, new loans amounted to $3,655 (unaudited), and payments amounted to $290 (unaudited).

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

6. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                             DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                 1999           2000          2001
                                             ------------   ------------   -----------
                                                          (IN THOUSANDS)   (UNAUDITED)
Land.......................................     $1,583         $2,159        $2,156
Buildings and improvements.................      2,744          3,196         3,197
Equipment..................................        797          2,077         2,529
                                                ------         ------        ------
                                                 5,124          7,432         7,882
Accumulated depreciation...................        (61)          (410)         (536)
                                                ------         ------        ------
                                                $5,063         $7,022        $7,346
                                                ======         ======        ======

7. DEPOSITS

     Scheduled maturities of certificates of deposit as of December 31, 2000, are as follows:

                                                                   (IN
                                                                THOUSANDS)
                                                              --------------
2001........................................................     $87,840
2002........................................................       6,600
2003........................................................       2,546
2004........................................................         352
2005 and thereafter.........................................       1,143
                                                                 -------
                                                                 $98,481
                                                                 =======

8. LEASES

     The Company leases bank branches and the corporate office under operating lease agreements. Minimum lease commitments with remaining noncancelable lease terms in excess of one year as of December 31, 2000, are as follows:

                                                                   (IN
                                                                THOUSANDS)
                                                              --------------
Year ending
December 31, 2001...........................................      $  487
December 31, 2002...........................................         485
December 31, 2003...........................................         325
December 31, 2004...........................................         330
December 31, 2005...........................................         337
Thereafter..................................................       1,633
                                                                  ------
                                                                  $3,597
                                                                  ======

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

     Rent expense is as follows:

                                 PREDECESSOR                                     COMPANY
                        -----------------------------   ---------------------------------------------------------
                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                          YEAR ENDED        ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                         DECEMBER 31,     AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                             1998            1999           1999           2000           2000           2001
                        --------------   ------------   ------------   ------------   ------------   ------------
                                                             (IN THOUSANDS)           (UNAUDITED)    (UNAUDITED)
Rent expense..........       $33             $14            $12            $245           $22            $124

9. INCOME TAXES

     The income tax provision consists of the following:

                                  PREDECESSOR                                    COMPANY
                          ---------------------------   ---------------------------------------------------------
                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                           YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                              1998           1999           1999           2000           2000           2001
                          ------------   ------------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS)          (UNAUDITED)    (UNAUDITED)
Current provision.......      $358           $ --          $  --          $  --           $ --           $--
Deferred provision
  (benefit).............        63            279           (315)          (347)           (28)           65
                              ----           ----          -----          -----           ----           ---
Income tax provision
  (benefit).............      $421           $279          $(315)         $(347)          $(28)          $65
                              ====           ====          =====          =====           ====           ===

     Reconciliation of the income tax provision (benefit) to statutory rates is as follows:

                                  PREDECESSOR                                    COMPANY
                          ---------------------------   ---------------------------------------------------------
                                         EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                           YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                          DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                              1998           1999           1999           2000           2000           2001
                          ------------   ------------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS)          (UNAUDITED)    (UNAUDITED)
Statutory federal tax
  rate..................      $376           $248          $(282)         $(310)          $(25)          $54
State taxes, net of
  federal effect........        45             31            (33)           (37)            (3)            6
Other...................        --             --             --             --             --             5
                              ----           ----          -----          -----           ----           ---
Income tax provision
  (benefit).............      $421           $279          $(315)         $(347)          $(28)          $65
                              ====           ====          =====          =====           ====           ===

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

     Deferred tax assets included in other assets consist of the following:

                                             DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                 1999           2000          2001
                                             ------------   ------------   -----------
                                                          (IN THOUSANDS)   (UNAUDITED)
DEFERRED TAX ASSETS:
  Organization and start-up costs..........      $297          $  138        $  129
  Allowance for loan losses................       308             535           564
  Goodwill.................................        92              99            84
  Securities available-for-sale............        37              --            --
  Net operating loss carryforward..........       111             223           312
  Other....................................         6              14            28
                                                 ----          ------        ------
                                                  851           1,009         1,117
                                                 ----          ------        ------
DEFERRED TAX LIABILITY:
  Securities available-for-sale............        --              58           186
  Premises and equipment...................       499             347           429
  Other....................................        --              --            91
                                                 ----          ------        ------
                                                  499             405           706
                                                 ----          ------        ------
NET DEFERRED TAX ASSET.....................      $352          $  604        $  411
                                                 ====          ======        ======

     Realization of the recorded deferred tax asset is dependent upon generating taxable income in future periods. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

     Federal and state net operating loss carryovers total approximately $848 thousand as of December 31, 2000 and $1,281 thousand (unaudited) as of March 31, 2001. The losses which are available for carryover to offset income otherwise taxable in future periods, will expire, if unused, in 2021.

10. 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has a 401(k) and employee stock ownership plan (the plan) covering employees meeting certain age and service requirements. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The company makes matching contributions equal to 25% of the employee's contribution up to 6% of the employee's compensation. In its sole discretion at the end of the plan year, the Company may make an additional contribution up to 6% of the employee's compensation for the plan year.

     Under the employee stock ownership portion (ESOP) of the plan, the company may make discretionary profit sharing contributions to the ESOP. The ESOP contribution shall be used to repay any acquisition loan and any financed shares which are available for allocation to participants. Financed shares acquired will be released in accordance with the plan and allocated to the ESOP accounts of participants at the end of each plan year. Stock dividends paid on shares of Company stock shall be allocated to the participants'

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

ESOP accounts, while cash dividends on allocated and financed shares shall be used to repay the acquisition loan.

     Compensation expense for the 401(k) portion of the plan was $5 thousand for 1999 and $67 thousand for 2000.

11. LONG-TERM INCENTIVE PLAN

     The company has a long-term incentive plan (the plan) for eligible employees. The total number of shares of stock reserved and available for awards shall be 650 thousand, of which not more than 10% may be granted as awards of restricted stock. Under the terms of the plan, incentive stock options to purchase shares of the company's common stock are granted at a price not less than the fair market value of the stock as of the date of the grant. Options may be exercised within ten years from the date of grant subject to conditions specified by the plan.

     Restricted stock may also be awarded by the stock option committee in accordance with the plan. Each award shall vest in approximately equal percentages each year over a period of not less than three years from the date of grant as determined by the stock option committee subject to accelerated vesting under terms of the plan or as may be provided in any award agreement.

     No options or restricted stock have been awarded as of December 31, 2000.

12. MINIMUM REGULATORY CAPITAL REQUIREMENTS

     The Company (on a consolidated basis) and the banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the company and the banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Dalton Whitfield Bank and Frontier Bank are required to maintain a Tier 1 capital to assets leverage ratio of not less than 8% during the first three years. In addition, during Dalton Whitfield Bank's first three years, cash dividends must be paid only from the bank's net operating income and should not be paid until an appropriate allowance for loan losses has been established and overall capital is considered adequate. Frontier Bank may not pay any dividends for the first three years of operations without prior written approval from the applicable regulatory authority.

     Quantitative measures established by regulation to ensure capital adequacy require the company and the banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES assets (as defined) and of Tier 1 capital (as defined) to the average assets (as defined). Management believes, as of March 31, 2001, that the Company and the banks met all capital adequacy requirements to which they are subject.

     As of March 31, 2001, the banks were adequately capitalized under the regulatory framework for prompt corrective action (unaudited). To be categorized as adequately capitalized, the banks must maintain minimum total risk-based tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.

                                                                                  MINIMUM TO
                                                                                   BE WELL
                                                                                 CAPITALIZED
                                                                                 UNDER PROMPT
                                                                 MINIMUM          CORRECTIVE
                                                                 CAPITAL            ACTION
                                              ACTUAL          REQUIREMENTS        PROVISIONS
                                          ---------------    ---------------    --------------
                                          AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT   RATIO
                                          -------   -----    -------   -----    ------   -----
                                                         (DOLLARS IN THOUSANDS)
DECEMBER 31, 1999
Total Capital to Risk-Weighted Assets --
  First Security Group, Inc. and
    subsidiary..........................  $26,068   33.8%    $ 6,168    8.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 9,126   12.2%    $ 5,978    8.0%    $7,473   10.0%
Tier 1 Capital to Risk-Weighted
  Assets --
  First Security Group, Inc. and
    subsidiary..........................  $25,103   32.6%    $ 3,084    4.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 8,190   11.0%    $ 2,989    4.0%    $4,484    6.0%
Tier 1 Capital to Average Assets --
  First Security Group, Inc. and
    subsidiary..........................  $25,103   24.6%    $ 4,078    4.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 8,190    8.5%    $ 3,856    4.0%    $4,820    5.0%
DECEMBER 31, 2000
Total Capital to Risk-Weighted Assets --
  First Security Group, Inc. and
    subsidiaries........................  $25,030   15.1%    $13,247    8.0%      N/A     N/A
  Dalton Whitfield Bank.................  $10,216   11.0%    $ 7,409    8.0%    $9,261   10.0%
  Frontier Bank.........................  $14,452   19.9%    $ 5,809    8.0%    $7,261   10.0%
Tier 1 Capital to Risk-Weighted Assets
  First Security Group, Inc. and
    subsidiaries........................  $23,088   13.9%    $ 6,623    4.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 9,124    9.9%    $ 3,704    4.0%    $5,557    6.0%
  Frontier Bank.........................  $13,602   18.7%    $ 2,904    4.0%    $4,356    6.0%
Tier 1 Capital to Average Assets
  First Security Group, Inc. and
    subsidiaries........................  $23,088   12.8%    $ 7,196    4.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 9,124    8.4%    $ 4,360    4.0%    $5,450    5.0%
  Frontier Bank.........................  $13,602   19.2%    $ 2,836    4.0%    $3,544    5.0%
MARCH 31, 2001 (unaudited)
Total Capital to Risk-Weighted Assets --
  First Security Group, Inc. and
    subsidiaries........................  $26,259   13.7%    $15,336    8.0%      N/A     N/A
  Dalton Whitfield Bank.................  $10,482   10.8%    $ 7,770    8.0%    $9,712   10.0%
  Frontier Bank.........................  $15,395   16.3%    $ 7,565    8.0%    $9,457   10.0%
Tier 1 Capital to Risk-Weighted
  Assets --
  First Security Group, Inc. and
    subsidiaries........................  $24,044   12.5%    $ 7,668    4.0%      N/A     N/A
  Dalton Whitfield Bank.................  $ 9,369    9.6%    $ 3,885    4.0%    $5,827    6.0%
  Frontier Bank.........................  $14,293   15.1%    $ 3,783    4.0%    $5,674    6.0%

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

                                                                                  MINIMUM TO
                                                                                   BE WELL
                                                                                 CAPITALIZED
                                                                                 UNDER PROMPT
                                                                 MINIMUM          CORRECTIVE
                                                                 CAPITAL            ACTION
                                              ACTUAL          REQUIREMENTS        PROVISIONS
                                          ---------------    ---------------    --------------
                                          AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT   RATIO
                                          -------   -----    -------   -----    ------   -----
                                                         (DOLLARS IN THOUSANDS)
Tier 1 Capital to Average Assets --
  First Security Group, Inc. and
    subsidiaries........................  $24,044   11.3%    $ 8,475    4.0%       N/A    N/A
  Dalton Whitfield Bank.................  $ 9,369    8.3%    $ 4,493    4.0%    $5,616    5.0%
  Frontier Bank.........................  $14,293   14.4%    $ 3,982    4.0%    $4,978    5.0%

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the company's financial instruments are as follows:

                         DECEMBER 31, 1999     DECEMBER 31, 2000      MARCH 31, 2001
                         ------------------   -------------------   -------------------
                         CARRYING    FAIR     CARRYING     FAIR     CARRYING     FAIR
                          AMOUNT     VALUE     AMOUNT     VALUE      AMOUNT     VALUE
                         --------   -------   --------   --------   --------   --------
                                                (IN THOUSANDS)          (UNAUDITED)
FINANCIAL ASSETS:
  Cash and cash
     equivalents.......  $13,134    $13,134   $ 12,275   $ 12,275   $ 18,061   $ 18,061
  Securities
     available-for-
     sale..............  $16,269    $16,269   $ 20,178   $ 20,178   $ 21,298   $ 21,298
  Loans................  $69,724    $68,525   $152,913   $152,481   $179,141   $180,617
  Allowance for loan
     losses............  $ 1,057    $ 1,057   $  1,942   $  1,942   $  2,215   $  2,215
FINANCIAL LIABILITIES:
  Deposits.............  $74,885    $74,912   $162,514   $162,486   $193,696   $194,765
  Securities sold under
     agreements to
     repurchase........  $ 3,476    $ 3,476   $  4,588   $  4,588   $  5,468   $  5,468

     The following methods and assumptions were used by the company in estimating fair value of each class of financial instruments for which it is practicable to estimate that value:

     - CASH AND CASH EQUIVALENTS. The carrying amounts of cash and short-term instruments approximate fair value.

     - SECURITIES. Fair values for securities are based on quoted market prices.

     - LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans and other consumer loans is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers of similar credit ratings quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     - DEPOSIT LIABILITIES. The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

14. OFF-BALANCE SHEET ACTIVITY

     The banks are a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

     The banks' exposure to credit loss is represented by the contractual amount of these commitments. The banks follow the same credit policies in making commitments as they do for on-balance-sheet instruments.

     The banks' maximum exposure to credit risk for unfunded loan commitments and standby letters of credit at December 31, 2000, was as follows:

                                             DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                 1999           2000          2000
                                             ------------   ------------   -----------
                                                          (IN THOUSANDS)   (UNAUDITED)
Commitments to extend credit...............    $18,104        $39,038        $33,852
Standby letters of credit..................    $    20        $ 2,697        $ 2,747

     Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the banks on extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

15. CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk or types of collateral arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES number of borrowers have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The bank had approximately $12 million and $21 million in loans related to the carpet industry as of December 31, 1999 and 2000, respectively, and $19 million (unaudited) as of March 31, 2001.

16. SUPPLEMENTAL FINANCIAL DATA

     Components of other noninterest expense in excess of 1% of the aggregate of total interest income and other income are as follows:

                               PREDECESSOR                                    COMPANY
                       ---------------------------   ---------------------------------------------------------
                                      EIGHT MONTHS   FOUR MONTHS                   THREE MONTHS   THREE MONTHS
                        YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                       DECEMBER 31,    AUGUST 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                           1998           1999           1999           2000           2000           2001
                       ------------   ------------   ------------   ------------   ------------   ------------
                                                           (IN THOUSANDS)          (UNAUDITED)    (UNAUDITED)
Professional fees....      $ 45           $ 11           $583           $491           $154           $ 73
Goodwill
  amortization.......      $ --           $ --           $101           $443           $101           $120
Depreciation.........      $173           $122           $ 51           $274           $ 65           $ 99
Computer fees........      $ --           $ --           $ 77           $318           $ 60           $131
Printing and
  supplies...........      $ 62           $ 25           $ 47           $175           $ 23           $ --
Advertising..........      $160           $ 86           $ 29           $156           $ 29           $ 40
Allocated overhead...      $387           $264           $ --           $ --           $ --           $ --
Management fees......      $405           $161           $ --           $ --           $ --           $ --
Telephone............      $ 75           $ 43           $ 55           $146           $ 26           $ --
Office supplies......      $ --           $ --           $ 29           $ --           $ --           $ --
Franchise tax........      $ --           $ --           $ 39           $ --           $ --           $ --
Net overdraft
  charge-offs........      $ --           $ --           $ 39           $ --           $ --           $ --

17. SUBSEQUENT EVENTS

     On February 1, 2001 the Company's compensation committee approved the granting of options for a total of 378.4 thousand shares of the Company's $.01 par value common stock under its long-term incentive plan. Options for 329.3 thousand shares were effectively granted to existing employees on the date approved and options for 49.1 thousand shares were reserved for employees expected to be hired in the near future. As of March 31, 2001, the Company had granted additional options for 31.5 thousand shares to new employees hired through the end of the quarter. The options are exercisable for 10 years after the date of grant at an exercise price of $7.69 per share and vest ratably over a service period of three years. Subsequent to March 31, 2001, options covering
3.4 thousand shares have been forfeited due to employee terminations.

     On March 2, 2001, the Company's Board of Directors approved a 13-for-10 stock split to be effected in the form of a dividend on April 15, 2001 to holders of record on

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

March 31, 2001. All share and per share information of the Company has been restated to reflect the stock split.

     On March 2, 2001, the Company's Board of Directors also agreed to proceed with a non-underwritten, self-administered initial public offering of up to approximately $30 million in shares of the Company's common stock at a price per share to be determined by the Board of Directors prior to the effective date of the registration statement covering the shares.

     On April 15, 2001, the Company issued 6% Subordinated Mandatory Convertible Notes in the principal amount of $2,250,000. The principal and interest on these notes will mandatorily convert into the Company's common stock on October 15, 2001. The price per share for the underlying stock into which the notes will convert is $10.00 per share on a post-split basis. The proceeds from this offering will be used primarily to fund growth opportunities for Dalton Whitfield Bank.

18. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     Financial information pertaining only to First Security Group, Inc. is as follows:

CONDENSED BALANCE SHEETS

                                               DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                   1999           2000          2001
                                               ------------   ------------   -----------
                                                            (IN THOUSANDS)   (UNAUDITED)
ASSETS
Cash and due from banks......................    $   191        $    22        $   111
Securities purchased under agreements to
  resell.....................................      6,000             --             --
                                                 -------        -------        -------
     Cash and cash equivalents...............      6,191             22            111
Interest-bearing deposits in Dalton Whitfield
  Bank.......................................      9,604             --             --
Investment in common stock of subsidiaries...     14,103         30,230         30,495
Premises and equipment, net..................        576             --             --
Other assets.................................        617            343            274
                                                 -------        -------        -------
TOTAL ASSETS.................................    $31,091        $30,595        $30,880
                                                 =======        =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities..................................    $    75        $     1        $     1
Stockholders' equity.........................     31,016         30,594         30,879
                                                 -------        -------        -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.....................................    $31,091        $30,595        $30,880
                                                 =======        =======        =======

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

                                                             THREE MONTHS   THREE MONTHS
                                YEAR ENDED     YEAR ENDED       ENDED          ENDED
                               DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                   1999           2000           2000           2001
                               ------------   ------------   ------------   ------------
                                                             (UNAUDITED)    (UNAUDITED)
                                                    (IN THOUSANDS)
INCOME:
  Management fees............     $ 101          $ 791          $  88           $256
  Interest...................       286             25             --             --
  Miscellaneous..............        --              4              1             --
                                  -----          -----          -----           ----
     Total income............       387            820             89            256
                                  -----          -----          -----           ----
EXPENSES:
  Salaries and employee
     benefits................       618            570            383            166
  Net occupancy..............         8             19             17              7
  Other......................       364            310            182             52
                                  -----          -----          -----           ----
     Total expenses..........       990            899            582            225
                                  -----          -----          -----           ----
INCOME (LOSS) LOSS BEFORE
INCOME TAXES AND EQUITY
IN UNDISTRIBUTED NET INCOME
(LOSS) OF SUBSIDIARIES.......      (603)           (79)          (493)            31
Income tax expense
  (benefit)..................      (229)           (30)          (105)            11
                                  -----          -----          -----           ----
INCOME (LOSS) BEFORE EQUITY
IN UNDISTRIBUTED NET INCOME
(LOSS) OF SUBSIDIARIES.......      (374)           (49)          (388)            20
Equity in undistributed net
  income (loss) of
  subsidiaries...............      (141)          (517)           343             73
                                  -----          -----          -----           ----
NET INCOME (LOSS)............     $(515)         $(566)         $ (45)          $ 93
                                  =====          =====          =====           ====

                  FIRST SECURITY GROUP, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS   THREE MONTHS
                                    YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                       1999           2000           2000           2001
                                   ------------   ------------   ------------   ------------
                                                                 (UNAUDITED)    (UNAUDITED)
                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)..............    $   (515)      $   (566)      $   (45)        $  93
  Adjustments to reconcile net
     income (loss) to net cash
     provided (used) by operating
     activities -- equity in
     undistributed net income
     (loss) of subsidiaries......         141            517          (343)          (73)
     Depreciation................          10             19             9            --
     (Increase) decrease in other
       assets....................        (617)           (26)          (97)           69
     (Decrease) increase in
       liabilities...............          75            (74)          (70)           --
                                     --------       --------       -------         -----
          Net cash provided
            (used) by operating
            activities...........        (906)          (130)         (546)           89
                                     --------       --------       -------         -----
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Net (increase) decrease in
     interest-bearing deposits in
     Dalton Whitfield Bank.......      (9,604)         9,604         5,406            --
  Additions to premises and
     equipment...................        (586)        (1,096)         (582)           --
  Investment in/acquisitions of
     subsidiaries................     (14,300)       (14,547)          219            --
                                     --------       --------       -------         -----
     Net cash provided (used) by
       investing activities......     (24,490)        (6,039)        5,043            --
                                     --------       --------       -------         -----
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
     common stock................      31,587             --            --            --
                                     --------       --------       -------         -----
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS...........       6,191         (6,169)        4,497            89
CASH AND CASH
  EQUIVALENTS -- beginning of
  period.........................          --          6,191         6,191            22
                                     --------       --------       -------         -----
CASH AND CASH EQUIVALENTS -- end
  of period......................    $  6,191       $     22       $10,688         $ 111
                                     ========       ========       =======         =====
SUPPLEMENTAL DISCLOSURES OF
  NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Unrealized appreciation
     (depreciation) of
     securities, net of tax......    $    (56)      $    144       $    --         $ 192

               BOARD OF DIRECTORS FOR FIRST SECURITY GROUP, INC.

                             DALTON WHITFIELD BANK
                                      AND
                                 FRONTIER BANK

                           FIRST SECURITY GROUP, INC.
                               BOARD OF DIRECTORS
                           Rodger B. Holley, Chairman
                                 Larry R. Belk
                                 Clayton Causby
                              Kenneth C. Dyer, III
                               Doug F. Heuer, III
                                Ralph L. Kendall
                                 D. Ray Marler
                  William L. Lusk, Jr., Secretary (non-voting)

                             DALTON WHITFIELD BANK
                               BOARD OF DIRECTORS

                            Clayton Causby, Chairman
                               F. Paul Belk, Jr.
                                 Calvin Burger
                               Richard C. Causby
                             James H. Cleghorn, Jr.
                              Robert K. Estes, Jr.
                                Rodger B. Holley
                                 G. Ross Rogers
                            Maurice M. Sponcler, Jr.
                             G. Douglas Squillario
                                 J. Alan Wells
                  William L. Lusk, Jr. Secretary (non-voting)

                                 FRONTIER BANK
                               BOARD OF DIRECTORS

                           Rodger B. Holley, Chairman
                                 Larry R. Belk
                              Kenneth C. Dyer, III
                               Doug F. Heuer, III
                                Ralph L. Kendall
                                 D. Ray Marler
                  William L. Lusk, Jr., Secretary (non-voting)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Up to 3,000,000 Shares

                           FIRST SECURITY GROUP, INC.

                                  Common Stock

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 June 14, 2001

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST SECURITY GROUP, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST SECURITY SINCE THE DATE HEREOF.

     UNTIL SEPTEMBER 12, 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------